                                                                     Exhibit 2.1

                             DATED 21 February 1997
                             ----------------------







                    (1)  I.A.S. BLACK


                    (2)  D. SAVAGE


                    (3)  ELCOM GROUP LIMITED






                  ============================================

                                    AGREEMENT

                         for sale and purchase of shares
                                in the capital of
                              Data Supplies Limited


                  ============================================
                                CME(1137)/686555



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CONTENTS
--------


PARTIES
-------

RECITALS
--------

CLAUSES
-------

1.   Interpretation
2.   Agreement to Sell and Purchase
3.   Consideration
4.   Completion
5.   Warranties
6.   Limitations on Liability
7.   Covenants to protect Goodwill
8.   Enforceability and Severability
9.   Further Assurance
10.  Survival of Agreement
11.  Costs
12.  Successors and Assigns
13.  Announcements
14.  Indemnities
15.  Notices
16.  General


SCHEDULES
---------

1.   Particulars of Vendor
2.   The Company
3.   The Subsidiary
4.   The Properties
5.   Tax Deed
6.   Warranties
7.   The Guarantees

AGREED FORM/ANCILLARY DOCUMENTS
-------------------------------

Accounts
Disclosure Letter
Loan Note Instrument
Power of Attorney
Confirmation of No Claim
Directors/Secretary Resignations
Auditors Resignations
Service Agreements
Cash Deposit Instruction Letter






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                                    AGREEMENT
                                    ---------

DATED     21 February 1997
-----

PARTIES
-------

(1)  "THE VENDOR"        THE PERSON WHOSE NAME AND ADDRESS IS SET OUT IN
                         SCHEDULE 1

(2)  "MR. SAVAGE"        DAVID WILSON SAVAGE OF 28 AMERLAND ROAD LONDON SW18

(3)  "THE PURCHASER"     ELCOM GROUP LIMITED OF ELCOM HOUSE, LANGLEY BUSINESS
                         CENTRE, STATION ROAD, LANGLEY, BERKS. SL3 8YR

RECITALS
--------

(A) Data Supplies Limited ("THE COMPANY") is a private company limited by shares incorporated in England brief particulars of which are set out in
     Schedule 2

(B) The Vendor is able to sell or procure the sale to the Purchaser of the share capital of the Company hereinafter mentioned and the Purchaser has agreed to purchase such shares subject to and on the terms of this Agreement.

(C) Mr. Savage has agreed to give warranties and covenants as set out in this Agreement.

OPERATIVE PROVISIONS
--------------------

1.   Interpretation
     --------------

1.1 In this Agreement and the Schedules hereto the following words and expressions shall where the context so admits bear the following meanings:-

     "THE ACCOUNTS"           the individual audited accounts of the Company
                              and the Subsidiary and also the audited
                              consolidated balance sheet of the Group as at the Accounting Date and the audited consolidated profit and loss account of the Group for the financial year ended on the Accounting Date and the notes thereto and directors' and auditors' reports thereon

     "THE ACCOUNTING DATE"    31st December 1995


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                                       2


     "BUSINESS DAY"           a day (not being a Saturday) on which banks
                              generally are open for business in London

     "COMPANIES"              together the Company and the Subsidiary

     "COMPLETION"             completion of this Agreement as provided in
                              Clause 4 below

     "COMPLETION DATE"        the date hereof or such other date as shall be
                              agreed between the parties for Completion

     "THE CONSIDERATION"      the consideration payable for the Shares pursuant
                              to the terms of this Agreement

     "THE DISCLOSURE LETTER"  the letter of even date from the Vendor's
                              Solicitors to the Purchaser's Solicitors disclosing exceptions to the Warranties

     "THE GROUP"              the Company and the Subsidiary and (where the
                              context so permits) each of them

     "THE GUARANTEES"         the guarantees and indemnities given by Mr IAS
                              Black and Mrs CJ Black in favour of Alex Lawrie
                              Receivables Financing Limited for obligations of the Company copies of which are set out in
                              Schedule 7

     "THE LOAN NOTES"         the US$752,000 five per cent Guaranteed Loan Notes
                              of the Purchaser to be constituted by instrument in the Agreed Form

     "THE DIVIDEND"           the cash dividend of [pound] 24,965 (net of any
                              associated tax credits) paid in about February
                              1996 in respect of the Shares

     "THE PROPERTIES"         the properties referred to in Schedule 4 and
                              references to a "PROPERTY" shall be construed accordingly

     "THE PURCHASER'S GROUP"  the Purchaser and any holding company of the
                              Purchaser and its/their respective subsidiaries for the time being other than the Company and the Subsidiary

     "THE PURCHASER'S
      SOLICITORS"             Gouldens, 22 Tudor Street, London, EC4Y 0JJ

     "THE SHARES"             the share capital of the Company in issue as
                              detailed in Schedule 2

     "SUBSIDIARY"             the company brief particulars of which are set out
                              in Schedule 3

     "THE TAX DEED"           a deed in the form set out in Schedule 5

     "TAXATION" or "TAX"      tax as defined in the Tax Deed

     "THE VENDOR'S
      SOLICITORS"             Hepherd Winstanley & Pugh, 22 Kings Park Road,
                              Southampton, Hampshire, SO15 2UF

     "THE WARRANTIES"         the warranties representations and undertakings
                              set out in Clause 5 and Schedule 6

     "WARRANTORS"             the Vendor and Mr Savage

1.2 References in this Agreement to "THE COMPANIES" are references to the Company and the Subsidiary and the expression "THE COMPANY" shall (save where clearly inconsistent) also include the Subsidiary so that (without limitation) each of the Warranties in Schedule 6 shall be deemed separately given in respect of and in relation to each of the Companies.

1.3 References in this Agreement to "THE TAXES ACT", "THE TCGA" and "THE COMPANIES ACT" are references to the Income and Corporation Taxes Act 1988, the Taxation of Chargeable Gains Act 1992 and the Companies Act 1985 respectively and words and expressions defined in the Companies Act shall (unless the context clearly does not so permit) bear the same meanings where used in this Agreement.

1.4 The ejusdem generis rule of construction shall not apply to this Agreement and accordingly general words shall not be given a restrictive meaning by reason of their being preceded or followed by words indicating a particular class or examples of acts matters or things.

1.5 Words importing the singular shall include the plural and vice versa and words importing any gender shall include all other genders and references to persons shall include corporations and unincorporated associations.

1.6 References in this Agreement to any "AGREED DRAFT" document or any document in AGREED FORM are references to the document described in the form of the draft agreed between the parties and initialled by them or by the Vendor's Solicitors and

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                                       4

     Purchaser's Solicitors on their behalf for identification purposes.

1.7 References in this Agreement to statutory provisions shall be construed as references to those provisions as respectively amended consolidated extended or re-enacted from time to time and shall include the corresponding provisions of any earlier legislation (whether repealed or not) and any orders regulations instruments or other subordinate legislation made from time to time under the statute concerned provided that such amendment, consolidation, extension or reenactment shall not increase the liability of a Vendor or Warrantor.

1.8 References to this Agreement shall include the Schedules hereto which shall form part hereof and shall have the same force and effect as if expressly set out in the body of this Agreement.

1.9 References in this Agreement to an "ASSOCIATE" or a "CONNECTED PERSON" in relation to another, are references to a person who is an associate of or connected with the other within the meaning of Section 417 or Section 839 of the Taxes Act, as appropriate.

1.10 The Clause headings in this Agreement are for convenience only and shall not affect the interpretation hereof.

1.11 In this Agreement references to any time of day are to the time in London, England.

2.   AGREEMENT TO SELL AND PURCHASE
     ------------------------------

2.1 The Vendor hereby agrees to sell the Shares to the Purchaser (a) free from all liens charges encumbrances and other equities of any description (whether known about or not) (b) together with the benefit of all rights and profits attaching thereto including all rights to dividends and other distributions declared made or payable thereon in respect of periods commencing on or after 1st January 1996 (but excluding the Dividend) and
     (c) otherwise with full title guarantee for the purposes of the Law of Property (Miscellaneous Provisions) Act 1994 and the Purchaser hereby agrees to purchase the same on and subject to the terms of this Agreement.

2.2 The Vendor hereby waives and undertakes to procure the waiver of all pre-emption and similar rights over the Shares or any of them to which he or any other person may be entitled under the Articles of Association of the Company or otherwise in relation to the sale and purchase of the same hereunder.

2.3 Nothing in this Agreement shall oblige the Purchaser to buy any of the Shares or otherwise complete this Agreement unless the sale and purchase of all of the Shares is completed simultaneously.

2.4 Notwithstanding that in accordance with the terms hereof the Consideration may not be paid in full on Completion the full rights and title of the Vendor to the Shares and the rights


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                                       5

     therein shall on Completion pass to the Purchaser absolutely free from any lien.

3.   CONSIDERATION
     -------------

     The Consideration shall be the aggregate of:-
     (A) the sum of (pound)1 million payable in cash; and

     (B) the issue of the Loan Notes credited as fully paid up at par.

4.   COMPLETION
     ----------

4.1 Unless otherwise agreed Completion shall take place at the offices of the Purchaser's Solicitors on or before 2.00 p.m. on the Completion Date.

4.2  On Completion the Vendor shall:-

     (A) deliver to the Purchaser:-

         (i) duly executed transfers of the Shares in favour of the Purchaser or the Purchaser's nominee(s) together with the share certificates therefor or an indemnity in a form reasonably required by the Purchaser in the case of any missing share certificates;

         (ii) to the extent not given in this Agreement, irrevocable powers of attorney in the Agreed Form executed by each of the registered holders of the Shares authorising the Purchaser or its nominees to exercise all voting and other rights attaching to the Shares until registration of the Purchaser or such nominees as the holder(s) thereof;

         (iii) share certificates in respect of all the issued shares in the Subsidiary and duly executed transfers in blank in respect of all of such shares not registered in the name of the Company;

         (iv) the Certificate(s) of Incorporation the Common Seal Minute Book Register of Members (duly written up to date) Share Certificate book and all other statutory records of each of the Companies;

         (v) the Tax Deed duly executed as a deed by each of the Covenantors therein mentioned;

         (vi) a confirmation in Agreed Form executed as a deed by each of the Vendor and Mr. D. Savage to the effect that (except as expressly therein mentioned) he has no claim whether as officer employee or otherwise against any of the Companies and that none of the Companies is in any way indebted to him;

          (vii) the written resignations of each of the Directors and the Secretary of each of the Companies, each such resignation to be executed as a deed and to confirm that the person resigning has no claims against such Company for compensation for loss of office or otherwise;

          (viii) the written resignations of the auditors of each of the Companies, each such resignation to be in the form required by
                 Section 394 of the Companies Act and to confirm that such Auditors are of the opinion that there are no circumstances of the nature referred to in Section 394(1) of the Companies Act that need to be brought to the attention of the members or creditors of such Company in connection with their resignation;

          (ix) a statement showing the balances on all bank accounts of the Group at the latest practicable date prior to Completion together with a list of all sums received and cheques drawn in excess of (pound)1,000 for any one item since the date of the relevant statement;

          (x) all cheque books and credit cards of the Group and a letter to each of the bankers of the Group, signed by sufficient duly authorised signatories, cancelling the existing mandates of the Group and authorising the bankers to deal with such authorised representatives as the Purchaser shall nominate in relation to the terms of any replacement mandates therefor;

          (xi) the title deeds to the Properties (except to the extent in the possession of mortgagees or other security holders as specifically disclosed, with reference to this Clause, in the Disclosure Letter).

     (B) repay or procure the repayment in full of all amounts owing (even if not due for repayment) to the Group by the Vendor or any of his connected persons or associates and shall procure that all guarantees or indemnities given by or binding on any of the Companies in respect of any liabilities or obligations (actual or contingent) of the Vendor or any of such connected persons or associates are fully and effectively released without cost to any of the Companies.

     (C) procure that each of the Vendor, Mr. Savage and Mr. D. Seddon shall enter into a service agreement in Agreed Form with the Company.

     (D) procure that a meeting of the Board of Directors of each of the Companies shall be held at which:-

          (i) the transfers of the Shares and, as the case may be, the transfers in blank referred to in Clause 4.2(A), if completed by the Purchaser, shall


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                                       7

               be approved for registration subject only to them being duly stamped;

          (ii) the said resignations shall be accepted with effect from the conclusion of the meeting and such persons as the Purchaser shall nominate shall be appointed Directors, the Secretary and Auditors;

         (iii) all existing bank mandates shall be cancelled and fresh instructions shall be issued to bankers as the Purchaser shall require.

4.3 Subject to conclusion of the matters referred to in Clause 4.2 above, the Purchaser shall on Completion:-

     (A) duly constitute the Loan Notes and allot the Loan Notes to the Vendor in accordance with Clause 3 and cause such Loan Notes to be registered in the name of the Vendor and deliver certificates in respect of the same to the Vendor or the Vendor's Solicitors;

     (B) deliver to the Vendor's Solicitors by telegraphic transfer payment of (pound)1 million.

4.4 The Vendor and the Purchaser shall each execute and deliver the Cash Deposit Instruction Letter to the Vendor's Solicitors and the Purchaser's Solicitors.

4.5 If on the Completion Date either party shall fail to comply in any material respect with their obligations under Clauses 4.2, 4.3 and 4.4 above the innocent party may by notice in writing to the defaulting party:

     (a) defer Completion to a date not more than 28 days following the Completion Date (and the provisions of this Clause 4.5 shall apply to Completion as so deferred); or

     (b) proceed to Completion so far as practicable but without prejudice to its rights hereunder; or

     (c)  rescind this Agreement.

4.6 If this Agreement is rescinded pursuant to this Clause, it shall have no further force and effect and none of the parties shall have any liability in respect thereof, except as regards any antecedent breach, and except also that the provisions of Clauses 8 (Enforceability and Severability), 11 (Costs), 13 (Announcements), 15 (Notices) and 16 (General) shall continue in full force and effect.

5.   WARRANTIES
     ----------

5.1 The Warrantors hereby represent and warrant to the Purchaser in the terms of the Warranties and acknowledge that the Purchaser is entering into this Agreement in reliance on the Warranties. The Purchaser acknowledges that it has not entered into this Agreement or any other deeds or documents in reliance on any warranty, representation, undertaking or statement of fact or opinion other than the warranties as modified by the Disclosure Letter.

5.2 Except as provided below, the Warranties are given subject only to those matters fairly disclosed in or by virtue of the Disclosure Letter and no other information of which the Purchaser has actual or constructive knowledge shall prejudice any claim under the Warranties or operate to reduce any amount recoverable thereunder.

5.3 Each of the Warranties is given independently from and (save as provided in Clause 5.2 as regards the Disclosure Letter) shall not be limited by reference to any of the others of them or anything else contained in this Agreement or the Tax Deed or any other agreement or document referred to herein.

5.4 The Vendor shall forthwith disclose to the Purchaser in writing any matter or thing which may arise or become known to him after the date hereof which is or could be a breach of any of the Warranties.

5.5 The Vendor acknowledges that to the extent that a breach of Warranty affects, or if known would have affected and thereby reduced the profit before tax of the Group for the year ended 31st December 1996 the Purchaser's prima facie claim for Compensation is for (pound)5 for each (pound)1 of such reduction if such profit, adopting consistent policies or adopted in producing the Accounts, would be reduced below (pound)448,000. The provisions of this clause are without prejudice to the right of the Purchaser to claim damages on any other bases available to if for breach of Warranty.

5.6 The Vendor hereby irrevocably waives all rights and claims which he may have against each Company in respect of any misrepresentation inaccuracy or omission in or from any information or advice given by it or any of its officers or employees to such Vendor to enable him to give any of the Warranties or to prepare the Disclosure Letter or to assume any of the obligations assumed or to be assumed by him under or pursuant to this Agreement.

5.7 The Purchaser warrants to the Warrantors (upon which warranty the Warrantors are relying in entering into this Agreement) that the Purchaser has formed no intention of bringing any claim for breach of Warranty at the date of this Agreement.

6.   LIMITATIONS ON LIABILITY
     ------------------------

6.1 Subject as provided below or in the Tax Deed, the liability of the Warrantors under or in respect of the Warranties and/or the covenants on their part contained in the Tax Deed ("THE INDEMNITIES") shall be limited as follows:-

     (A) no claim under the Warranties or the Indemnities ("a relevant claim") may be made unless written notice of the claim concerned has been given to the

          Warrantors before the seventh anniversary of Completion in the case of the Indemnities and the Warranties relating to taxation ("THE TAX WARRANTIES") and before 31st December 1998 in any other case;

     (B) no claim under the Warranties may be made unless and until the aggregate amount of all relevant claims exceeds (pound)50,000 although (subject to paragraph (C) of this Clause) once such limit is exceeded the full amount of all such claims and any other claims shall be recoverable; and

     (C) the maximum aggregate liability of all the Warrantors under the Warranties and the Indemnities shall not exceed an amount equal to the aggregate of the Consideration.

6.2  No relevant claim may be made:-

     (A) if the claim has previously been satisfied in full pursuant to any other provision of this Agreement or any agreement entered into pursuant hereto; or

     (B) in respect of any matter which would otherwise give rise to a liability of (pound)1,000 or less and no such matter will count towards the calculation of the amount stated in Clause 6.1(B). For this purpose a series of related claims arising from the same circumstances each claim being less than (pound)1,000 shall be treated as an individual claim and be aggregated accordingly; or

     (C) against Mr. Savage to the extent that his aggregate liability under the Warranties and Indemnities would exceed 10% of the Consideration.

6.3  The amount of any relevant claim will be reduced:-

     (A) to the extent that the Company concerned has previously received indemnity against any loss or damage suffered by it arising out of the breach or claim under the terms of any insurance policy of such Company in force at the date hereof; or

     (B) to the extent that specific provision for the liability to which it relates was made in the Accounts.

6.4 The Purchaser shall notify the Warrantors in writing as soon as reasonably practicable after the facts giving rise to a claim first become known to the Purchaser, identifying the Warranties or Indemnities in respect of which there is an alleged breach or claim, and giving such estimate of the amount of the claim as shall be reasonably possible at that time and indicating the basis on which such estimate is made. The Purchaser shall keep the Warrantors reasonably informed of the circumstances giving rise to the claim and shall consult with them and take into account their reasonable representations as to the manner of dealing with the relevant circumstances.

6.5 No liability will arise for breach of any of the Warranties if and to the extent that:-

     (A) such breach or the claim in respect thereof arises or is increased as a result of or is otherwise attributable to any legislation not in force at the date hereof or any retrospective change in the law or any increase in the rate of taxation in force on the date hereof or any retrospective increase in the rate of taxation or change in methods of computation of taxation or the practice of any taxation authority in force at the date hereof; or

     (B) the Purchaser had actual knowledge that the circumstances would give rise to a claim and such breach or claim is attributable in whole or in part to any voluntary act, omission, transaction or arrangement of any or all of the Purchaser or the Companies after the date hereof other than in the ordinary course of the business of the Purchaser or the Company concerned and where a reasonable and commercial alternative course of action is available at no additional cost; or

     (C) the Purchaser or the relevant Company is entitled to recover under any insurance policy against any loss or damage suffered as a result of any breach or claim or, as the case may be, in respect of the subject matter thereof or would have been entitled had the Company maintained insurances similar to those in force prior to Completion (but any increase in insurance premium for the following year suffered by the Purchaser or the Company or Subsidiary shall be reimbursed by the Warrantors); or

     (D) such claim under the Warranties in relation to Taxation arises or is increased:-

               (i) by a failure of the Company or any Group Company to make any claim, election, surrender or disclaimer or give any notice or consent or to do any other thing after Completion, the making, giving or doing of which was taken into account in computing the provision for Taxation or deferred Taxation in the Accounts; or

               (ii) by virtue of any disclaimer by the Company after Completion of capital or other allowances available to and claimed by the Company or any of its Subsidiaries in respect of any period ended on or before the date of the Accounts in each such case where the need to make any such claim, election, surrender or disclaimer or give such notice or consent and the time limit for doing the same was disclosed in the Disclosure Letter with reference to this Clause.

6.6 Without prejudice to the joint and several liability of the Warrantors hereunder and under the Indemnities each of the Warrantors agrees with one another that, as between themselves, any one person will only bear the appropriate part of any liability arising under the Warranties or under the Indemnities, and for this purpose appropriate part shall mean:-

     6.6.1 in the case of any liability which is fairly attributable to, or which arises by reason of, income or benefits received by, or the act or default of, that person or persons connected with him (not themselves being either of the Warrantors): the whole of such liability; and
     6.6.2 in any other case: 90% of such liability shall be borne by Mr. Black and 10% by Mr. Savage.

     Each of the Warrantors will notify the other upon making any payment or transferring any asset (whether to the Purchaser or to the Company) in settlement of any such liability and within seven days after such notice the other will pay to the party giving the notice a sum equal to the appropriate part of such liability; provided that nothing herein shall make either of the Warrantors liable to contribute to any payment in settlement of a claim unreasonably admitted, compromised or settled by either of them.

6.7 The Purchaser shall be entitled to claim both under the Warranties and under the Indemnities by reference to the same subject matter, but any payment in respect of a breach of Warranty shall to such extent satisfy and discharge any claim made by the Purchaser under the Indemnities in respect of the same subject matter and vice versa.

6.8 The provisions of Clauses 3 to 6 (inclusive) of the Tax Deed shall apply mutatis mutandis to any claims under the Tax Warranties.

6.9 If the liability or loss or damage the subject of a claim under the Warranties (other than the Tax Warranties as to which Clause 5 of the Tax Deed shall apply) has previously been made good in full (including all related costs and expenses including one year's increased insurance premiums) and the Purchaser or Company subsequently recovers or receives from a third party (not being the other of them or any other member of the Purchaser's Group or a Vendor) a sum which is directly referable to the subject matter of such claim, the Purchaser shall promptly after the receipt of such sum pay to the Vendor's Solicitors on behalf of the Warrantors originally satisfying the claim either the net amount received from such third party after deducting any costs and expenses reasonably incurred by the Purchaser or the Company in recovering such sum from the third party (including any taxation payable by reason of the receipt thereof) but not in any event exceeding the amount originally paid to it in respect of the claim concerned or, if the claim was settled or determined on the basis specified in clause 5.5, the amount paid by the Warrantors in settlement or satisfaction of such claim but after deducting costs and expenses as aforesaid.

6.10 Any amount paid by the Vendor to the Purchaser in satisfaction of any relevant claim shall be treated as a reduction by that amount in the Consideration for the Shares.

6.11 Nothing contained in the Disclosure Letter shall limit and none of the limitations contained in this Clause and/or in Clauses 3 to 6 (inclusive) of the Tax Deed shall apply to any breach of any of the Warranties given in paragraphs (75), (108), (109), (110), (111) and (119) of Schedule 6.

6.12 Nothing in this Agreement or the Tax Deed or otherwise shall limit the liability of any Warrantor thereunder where such Warrantor has made a fraudulent, reckless or deliberate misrepresentation .

6.13 The Purchaser shall procure that the Company and the Subsidiaries each use all reasonable efforts to collect promptly their respective debts at the date of this Agreement.

7.   COVENANTS TO PROTECT GOODWILL
     -----------------------------

7.1 For the purposes of protecting the goodwill of the Companies and the value of the Shares the Warrantors hereby undertake to and covenant with the Purchaser that (except as a shareholder in the Purchaser or in the proper performance of his duties as an employee or officer of any Company or any member of the Purchaser's Group) none of them will, whether for his own account or jointly with or as manager agent officer employee consultant shareholder or otherwise on behalf of any other person firm or corporation, and whether directly or indirectly during the Relevant Period other than as permitted in Clause 7.6:-

     (A) be engaged concerned or interested in or associated with in the Relevant Territory with any business which is the same as or similar to or in direct or indirect competition with any Relevant Business; and/or

     (B) within the Relevant Territory carry on or be engaged concerned or interested in the sale of goods or provision of services, of a kind supplied by any Company in connection with its Relevant Business, to any person firm or company which has at any time within the period of twelve months preceding the date of this Agreement been a customer of or in the habit of dealing with any Company for such goods or services; and/or

     (C) endeavour to procure the supply of goods or services from any person firm or company which during the twelve months preceding Completion has been a supplier of goods or services in connection with any Relevant Business to any Company where such supply would be likely to have an adverse effect on or cause loss to such Company; and/or

     (D) solicit, interfere with or endeavour to entice away from any company any person, firm or company who to his knowledge is now or has during the twelve months preceding Completion been a client, customer or in the habit of dealing with such Company nor enter into a partnership or any association whether directly or indirectly with any such person; and/or

     (E) solicit interfere with or endeavour to entice away from any Company or save where such employee or consultant shall have had his or her employment or consultancy terminated by the Company other than for breach or default by such employee or consultant offer to employ or engage under a contract for services or enter into partnership with any person who on or during the twelve months preceding Completion is or was an officer or employee of or full time consultant to any Company; and/or

     (F) knowingly do or say anything which is or is calculated to be prejudicial to the interests of any Company or its business or which results or may result in the discontinuance of any contract or arrangement of benefit to any Company;

     PROVIDED THAT nothing in this Clause 7.1 shall prohibit the Warrantors from holding between them directly or indirectly (for investment purposes only) not more than 5% of the shares of a public company listed or dealt in on a recognised investment exchange or holding the Consideration Shares.

7.2 Each Warrantor hereby undertakes to and with the Purchaser that (save in the proper performance of his duties as an employee or officer of any Company or any member of the Purchaser's Group) he will not, whether for his own account or jointly with or as manager agent officer employee consultant shareholder or otherwise on behalf of any other person firm or corporation, and whether directly or indirectly:-

     (A) take away make use of or disclose to any person firm or corporation (save insofar as necessary to comply with any statutory obligation or order of any Court or statutory tribunal of competent jurisdiction) any confidential information or trade secrets in his possession and which in any way relate to the business or other affairs of any Company or to any manufacturers suppliers customers clients agents or any other person who has or who has had any dealings with any Company; and/or

     (B) make use of the names "Data Supplies", or "Datacare" "DataSource", "InfraNet" or "DS" or any corporate or business name which is identical or similar to or is likely to be confused with the corporate name or any trade or business name of any of the Companies or which might suggest a connection with the same.

7.3 The Vendor undertakes to execute and deliver and do such documents deeds and things as the Purchaser may reasonably require after Completion to vest in the Group, or such other member of the Purchaser's Group as the Purchaser shall direct for no additional consideration, ownership and title and all rights of such Vendor in respect of all inventions and intellectual property owned by or vested in him and which relate to products of the Group or any manufacturing process used or intended at Completion to be used by the Group in its business.

7.4  For the purposes of this Clause:-

     (A) the expression "RELEVANT BUSINESS" means any business of the sale of personal computers, software, network and communications products including cabling and related value added services in both the end user and distribution markets.

     (B) the expression "THE RELEVANT PERIOD" means the period from Completion to 31 December 1999;

     (C)  the expression "THE RELEVANT TERRITORY" means the United Kingdom.

7.5 Each of the undertakings and covenants contained in the separate paragraphs of Clauses 8.1 and 8.2 is and shall be a separate undertaking and covenant by the Vendor.

7.6 It is hereby agreed and declared that the benefit of the covenants and undertakings given in this Clause shall be assignable by the Purchaser to and become enforceable by any purchaser or assignee or other holder for the time being of any of the Shares or of any shares of any of the Subsidiaries or any purchaser or assignee of all or any part of any Relevant Business.

7.7 The restrictions set out in this Clause 7 shall not prevent Mr Black and his connected persons from carrying on the business of recruitment consultancy to the extent and in the manner carried on to date and trading as "Peregrine".

8.   ENFORCEABILITY AND SEVERABILITY
     -------------------------------

8.1 Each of the agreements undertakings covenants warranties indemnities and other obligations of the parties entered into pursuant hereto (including without limitation under Clause 8) is considered reasonable by the parties but in the event that any provision or part thereof shall be held void or unenforceable or in conflict with the law of any state or jurisdiction any provision or part so held void or unenforceable or in conflict as aforesaid shall be severed from this Agreement or other document in which it is contained or otherwise modified to become valid and enforceable insofar as it relates to that state or jurisdiction only and the enforceability and validity of any other parts or provisions of this Agreement and such document shall not be affected by such severance or modification.

8.2 Insofar as the restrictions contained in this Agreement or any arrangement of which it forms part are registerable under the Restrictive Trade Practices Act 1976 ("THE RTPA") such restrictions shall to such extent not come into force until the day following the day upon which such particulars relating thereto as are required to be filed with the Office of Fair Trading ("OFT") pursuant to the RTPA shall have been received by the OFT for filing.

8.3 Where any agreement undertaking covenant warranty or indemnity given pursuant to this Agreement is stated to be for the benefit of Company or other third party the same shall be directly enforceable by the Company or third party concerned or by the Purchaser on its behalf as if it were named as a party hereto and had duly executed this Agreement.

9.   FURTHER ASSURANCE
     -----------------

9.1 The Vendor hereby agrees for no additional consideration or payment to do execute and deliver any such further acts documents and things as the Purchaser may reasonably require to vest in the Purchaser (or as it shall direct) the beneficial ownership of the Shares free from all charges liens and other adverse interests .
9.2 The Vendor hereby irrevocably and unconditionally appoints the Purchaser with effect on and from Completion (but subject to Completion taking place) as his attorney with full powers of substitution in his name and for him and on his behalf (and to the complete exclusion of any rights he may have in such regard) lawfully to exercise all voting and other rights and receive all the benefits and entitlements which may now or at any time hereafter attach to his Shares or any of the Shares registered in his name (whether alone or jointly with any other person) and to transfer and deal with such shares, rights, benefits and entitlements and execute such documents under hand or as a deed and do such acts and things in connection with the foregoing (including without limitation the passing of any resolutions required under Section 155 of the Companies Act to facilitate Completion) as the Purchaser shall from time to time think fit in all respects as if the Purchaser were the absolute legal and beneficial owner thereof.

9.3 The powers of attorney granted in this Clause are given by way of security for the due performance by the Vendor of his obligations thereby contemplated.

9.4 The Vendor undertakes to provide the Purchaser at the Purchaser's cost such assistance and documentation as the Purchaser may reasonably expect to enable the Purchaser's holding company to comply with its United States Securities Exchange Commission's filing obligations and in particular will use all reasonable endeavours to procure BDO Stoy Hayward and any other firm of auditors in relation to the Company in respect of the financial periods commencing on or after 31 December 1993 to make available such of their files and working papers and to otherwise co-operate in such fashion as may be required for such purpose.

10.  SURVIVAL OF AGREEMENT
     ---------------------

     This Agreement (and in particular the warranties representations covenants agreements and undertakings of the Vendor hereunder) shall insofar as the terms thereof remain to be performed or are capable of subsisting remain in full force and effect after and notwithstanding Completion.

11.  COSTS
     -----

     Save as expressly otherwise provided herein each party shall pay his own costs and expenses in connection with the preparation and carrying into effect of this Agreement.

12.  SUCCESSORS AND ASSIGNS
     ----------------------

     This Agreement shall not be assignable by the Vendor (save as expressly permitted herein) but shall be binding upon and enure for the benefit of each party's successors and on the Vendor's personal representatives.

13.  ANNOUNCEMENTS
     -------------

     Save in respect of statutory returns or matters required to be disclosed by law or to the United States Securities Exchange Commission or the requirements of NASDAQ or other governmental or regulatory authority, none of the parties hereto shall make any press statement or other public announcement in connection with this Agreement without the prior written approval of the text of such statement or announcement (in the case of the Vendor) by the Purchaser or (in the case of the Purchaser) by the Vendor.

14.  INDEMNITIES
     -----------

14.1 The Purchaser shall use its reasonable endeavours to release Mr I A S Black and Mrs C J Black (Mr Black acting as Mrs Black's agent in this respect) from the Guarantees as soon as practicable after Completion and in any event shall procure the release not later than 28th February 1997 and with effect from Completion the Purchaser shall indemnify and at all times thereafter hold Mr and Mrs Black and each of them fully and effectively indemnified against any claim arising under the Guarantees. The obligations of the Purchaser shall be free from all set-off or other cross claims so that, for the avoidance of doubt, the Purchaser shall not be able to escape liability hereunder in whole or in part on account of any claim which it may have against Mr and/or Mrs Black under this Agreement or on any other account.

14.2 The Vendor shall indemnify and at all times keep indemnified the Company against any costs, claims, liabilities, loss, damages and expenses which the Company may suffer or incur arising out of the claim made by Anglo Leasing plc in respect of the alleged early termination of an agreement relating to a franking machine to the extent such liability exceeds (pound)768.26 and subject to the Company being indemnified and secured to its reasonable satisfaction in respect thereof and against all such costs, claims liabilities, loss, damage and expenses the Vendor shall have conduct of any proceedings relating thereto and the Company shall act in connection therewith in accordance with the reasonable instructions of the Vendor.

14.3 The Vendor agrees with the Purchaser for itself and as agent and/or trustee for each Company in the Group to indemnify and keep the Purchaser indemnified at all times from and agents any liability, loss, damage, claim, cost or expense which may be suffered or incurred by any Company in the Group arising out of or in connection with the Data Supplies Limited Retirement and Death Benefits Plan. Provided that the Vendor shall (subject to the Purchaser being indemnified and secured to its reasonable satisfaction in relation to all costs, liability and expenses it may thereby incur) be entitled to have conduct of all matters in respect of which the Purchaser has any claim for indemnity hereunder and the Purchaser shall procure that the Company shall act in accordance with the reasonable requirements of the Vendor in relation thereto.

15.  NOTICES
     -------

15.1 Without prejudice to any other method available for the giving of notice or to any acknowledgement by any party that it has received the same, any notice or other communication desired to be given or made hereunder including service of any proceedings hereunder may be given or made by personally delivering the same or by sending the same by first class prepaid post (airmail if sent to or from abroad) or telex or facsimile ("FAX") and if sent by fax a copy shall be sent by first class prepaid post (airmail if sent to or from abroad) in the case of the Purchaser to its registered office for the time being and in the case of any other party to his address shown herein or such other address in the United Kingdom as shall be notified from time to time in accordance with the provisions of this Clause and if sent by post as aforesaid shall be deemed to have been received on the second business day after the posting of the same (or on the third business day if sent to or from abroad) and if personally delivered sent by telex or fax shall be deemed to have been received on delivery or despatch if sent on a business day or (if not so delivered or sent) on the first business day thereafter.

16.  GENERAL
     -------

16.1 Except otherwise expressly provided herein the obligations and liabilities of the Warrantors assumed or undertaken under or pursuant to this Agreement and Tax Deed shall be joint and several.

16.2 The obligations and liabilities of any party hereto shall not be prejudiced released or affected by any time or forbearance or indulgence release or compromise given or granted by any person to whom such obligations and liabilities are owed or by any other person to such party or any other party so obliged or liable nor by any other matter or circumstance which (but for this provision) would operate to prejudice release or affect any such obligations except an express written release by all the parties to whom the relevant obligations and liabilities are owed or due.

16.3 This Agreement together with all documents in Agreed Form represents the entire agreement between the parties and it may only be varied by written document signed by all the parties.

16.4 Any party may take action for any breach or nonfulfillment of any warranties undertakings agreements and representations on behalf of any other party or parties before or after Completion notwithstanding that such breach or nonfulfillment was known to or discoverable by such party before Completion and notwithstanding that such party shall delay or otherwise fail to exercise its rights hereunder or generally in such regard.

16.5 Except where expressly provided to the contrary, the rights and remedies reserved to the parties or any of them under any provision of this Agreement or in any document to be executed pursuant hereto shall be in addition and without prejudice to any other rights or remedies available to such parties whether under this Agreement or any such document by statute common law or otherwise.

16.6 This Agreement shall be governed by and construed in accordance with English Law and the parties hereby submit themselves to the non-exclusive jurisdiction of the English Courts.

IN WITNESS whereof this Agreement has been executed as a deed of each of the parties the day and year first before written.

                                   SCHEDULE 1
                                   ----------

                            PARTICULARS OF THE VENDOR


---------------------------------------------------------------------------------------
           1                     2                      3                   4
    Name and Address        Sale Shares        Cash Consideration     Loan Notes US$
    ----------------        -----------        ------------------     --------------
---------------------------------------------------------------------------------------

Ian Alastair Sloan             43,107           (pound)1,000,000        US$752,000
Black
Honeysuckle Lodge
Andrew Hill Lane
Hedgerley
Slough
Buckinghamshire
SL2 3UL
---------------------------------------------------------------------------------------


                               ------           ----------------        ----------
---------------------------------------------------------------------------------------
TOTALS                         43,107           (pound)1,000,000        US$752,000
---------------------------------------------------------------------------------------

                               ------           ----------------        ----------
---------------------------------------------------------------------------------------

                                   SCHEDULE 2
                                   ----------

                                   THE COMPANY

                              DATA SUPPLIES LIMITED




1.   Date of Incorporation:         22 June 1982


2.   Registered Number:             1645676


3.   Authorised Share Capital:      (pound)100,000 divided into 100,000
                                    ordinary shares of (pound)1.00 each


4.   Issued Share Capital:          43,107 ordinary shares of (pound)1.00
                                    each all fully paid or credited as
                                    fully paid


5.   Directors:                     C.J. Black
                                    I.A.S. Black
                                    D.W. Savage


6.   Secretary:                     C.J. Black


7.   Registered Office:             16, Bell Street, Princes Risborough,
                                    Bucks. HP27 0AD


8.   Accounting Reference Date:     31 December

                                   SCHEDULE 3
                                   ----------

                                 THE SUBSIDIARY


     DS Datacare Limited
     -------------------


1.   Date of Incorporation:                13th June 1991


2.   Registered Number:                    2620004


3.   Authorised Share Capital:             (pound)1 divided into 1000 ordinary
                                           shares of (pound)1 each


4.   Issued Share Capital:                 1000 ordinary shares all fully paid
                                           or credited as fully paid


5.   Shareholders:                         Data Supplies Limited 999 ordinary
                                           shares
                                           IAS Black          1 ordinary share


6.   Directors:                            Ian Alistair Sloan Black
                                           Catherine Joan Black
                                           David Wilson Savage
                                           David William Seddon


7.   Secretary:                            Catherine Joan Black


8.   Registered Office:                    16 Bell Street, Princes Risborough
                                           Bucks HP27 OAD


9.   Accounting Reference Date:            31st December

                                   SCHEDULE 4
                                   ----------

                                 THE PROPERTIES


PART I    RELATING TO NO. 348 EDINBURGH AVENUE TRADING ESTATE SLOUGH

Building as described in Head Lease dated 4th July 1986 between Slough Trading Estate Limited (1) and Xerox Computer Services Limited (2) for a term of 24 years from 29th December 1985 at yearly rents and service charge and other payments stated in that Lease.

Assigned to Data Supplies Limited by Assignment dated 18th March 1993.

Subject to Underlease dated 20th March 1996 between Data Supplies Limited (1) and Thomson Broadcast Limited (2) for a term commencing 25th December 1995 and terminating on 21 December 2009 at yearly rents and service charge and other payments stated in that Underlease.

PART II   RELATING TO NO. 349 EDINBURGH AVENUE TRADING ESTATE SLOUGH

Building as described in Head Lease dated 6th January 1986 between Slough Trading Estate Limited (1) and Portcare Freight Services Limited (2) for a term of 25 years from 29th September 1985 at yearly rents and service charge and other payments stated in that Lease.

Deed of Rectification and Variation dated 31st December 1986 of above Lease dated 6th January 1986 between the same parties.

Assigned to Data Supplies Limited by Assignment dated 4th May 1988.

PART III RELATING TO USE OF 7 CAR PARKING SPACES AT 140 EDINBURGH AVENUE TRADING ESTATE SLOUGH

Licence dated 23rd January 1996 between Flexible Hose Supplies Limited (1) and D S Group of Companies (2) as varied by letter dated 25th January 1996.

                                   SCHEDULE 5
                                   ----------
                                    TAX DEED

THIS TAX DEED is made on 21 February 1997


BETWEEN

(1) ELCOM GROUP LIMITED (Company number 2977666) of Elcom House, Langley Business Centre, Station Road, Langley, Berks. SL3 8YR ("THE PURCHASER" which expression shall include its successors in title and assigns)

(2) THOSE PERSONS whose names and addresses are set out in the Schedule hereto (together "THE COVENANTORS" and "A COVENANTOR" shall be construed accordingly)

WHEREAS this Deed is supplemental to an Agreement dated 21 February 1997 ("THE AGREEMENT") made between the Covenantors and the Purchaser and under which the Purchaser has today completed the acquisition of the shares in the capital of Data Supplies Limited

NOW THIS DEED WITNESSES as follows:-

1.   Interpretation

1.1 Words and expressions defined in the Agreement shall (unless specifically defined in this Deed) have the same meanings when used herein and all provisions of the Agreement concerning matters of construction or interpretation shall apply to this Deed.

1.2  The following words and expressions shall have the following meanings:-

     (A) "CLAIM" includes any assessment, notice, demand, letter or other communication or document issued or action taken by or on behalf of any Tax Authority from which it appears that a tax liability is to be, or may come to be, imposed whether or not the same may be the primary liability of the Company and whether or not it may be entitled to claim reimbursement from any other person or persons;

     (B) "THE COMPANY" means Data Supplies Limited and the Subsidiary and each of them;

     (C) "EVENT" includes every event, act, transaction (including without limitation the entry into and completion of the Agreement or the liquidation of the Company) and every occurrence, circumstance, dealing, arrangement, default or omission of any kind whatsoever done or omitted to be done by the Covenantors or the Company or in any way concerning or affecting the

          Company whether or not done or omitted to be done by it or the Covenantors and (without limitation) a failure to make sufficient distributions to avoid any apportionment of income under Chapter III of Part XI of the Taxes Act;
     (D) "RELIEF" shall mean any relief, allowance or credit in respect of any tax or any deduction in computing income, profits or gains for the purposes of any tax;

     (E) "TAX" means all forms of taxation, dues, duties, imposts, levies and rates of the United Kingdom or any other jurisdiction whenever and wheresoever charged, imposed or deducted, or otherwise payable as a consequence of any direction or order of any Tax Authority, together with all costs, charges, interest, penalties, fines and expenses incidental or relating to or arising in connection with any and all such taxes, dues, duties, imposts, levies and rates or any actual claim in respect thereof including (without limitation) income tax, PAYE, national insurance contributions, corporation tax, capital gains tax, value added tax, customs and other import duties, stamp duty, stamp duty reserve tax, withholding tax, capital transfer tax and inheritance tax;

     (F) "TAX ASSESSMENT" shall mean any assessment, demand or other similar formal notice of a tax liability issued by or on behalf of any Tax Authority by virtue of which the Company either is liable to make a payment of tax or will, with the passing of time, become so liable (in the absence of any successful application to postpone any such payment); and

     (G) "TAX AUTHORITY" shall mean any taxing or other authority (whether within or outside the United Kingdom) competent to impose any tax liability;

1.3 References to any "TAX LIABILITY" shall include both liabilities of the Company to make actual payments of tax (or amounts in respect of tax) and also:-

     (A) the loss, or the setting off against income, profits or gains, of any Relief which would (were it not for the said loss or setting off) have been available to the Company and which has been taken into account in computing (and so reducing) any provision for tax which appears in the Accounts (or which, but for the presumed availability of such Relief, would have appeared in the Accounts) or

     (B) the loss of a right to repayment of tax which has been treated as an asset of the Company in preparing the Accounts or the setting off of any such right to repayment of tax against any actual tax liability for which the Purchaser would, but for that setting off, have been able to make a claim against the Covenantors under this Deed; and

     (C) the setting off against income, profits or gains earned, accrued or received on or before the Accounting Date of any Relief which arises in respect of an event occurring after such date and not in respect of any event occurring on or before such date in circumstances where, but for such setting off, the Company would have had an actual tax liability in respect of which the Purchaser would have been able to make a claim against the Covenantors under this Deed.

1.4 In any case falling within Clause 1.3, the amount that is to be treated for the purposes of this Deed as a tax liability of the Company (THE "DEEMED TAX LIABILITY") shall be determined as follows:

     (A) in a case which falls within paragraph (B) thereof, the Deemed Tax Liability shall be the amount of the repayment that would have been obtained but for the loss or setting off mentioned in that paragraph;

     (B) in a case which falls within paragraph (A) or (C) thereof and where the Relief that was the subject of the loss or setting off mentioned in any such paragraph was a deduction from or offset against tax, the Deemed Tax Liability shall be the amount of that Relief;

     (C) in a case which falls within paragraph (A) or (C) and where the Relief that was the subject of the loss or setting off mentioned in any such paragraph was a deduction from or offset against income, profits or gains, the Deemed Tax Liability shall be (i) the amount of tax which would, on the basis of the rates of tax current at the date of the loss, have been saved but for the loss, if the Relief was the subject of such a loss or (ii) the amount of tax which has been or would have been saved in consequence of the setting off, if the Relief was the subject of such a setting off.

1.5  References to:

     (A) income, profits or gains as being earned, accrued or received on or before a particular date or in respect of a particular period shall include income, profits or gains which are deemed to have been earned, accrued or received on or before that date or in respect of that period for the purposes of any tax;

     (B) any payment or distribution as being made on or before a particular date shall include (i) any payment or distribution which has fallen due to be made on or before that date and (ii) any event which has occurred on or before that date and is, or is deemed to be, a payment or distribution for (in either such case) the purposes of any tax;

     (C) the result of an event on or before a particular time shall include the combined result of two or more events the first or some of which shall have taken place on or before the relevant time and, in the case of a combination of events where the second or last one occurs after Completion, the first event occurs prior to Completion outside the ordinary course of the Company's business and the second or last event occurs after Completion inside the ordinary course of the Company's business;

1.6 Unless the context otherwise requires, references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term.

2.   Indemnity
     ---------

2.1 The Covenantors HEREBY COVENANT with the Purchaser that subject only as stated in Clause 3 they will at all times (so far as possible) by way of repayment of Consideration pay to the Purchaser (or at the option of the Purchaser to the Company) an amount equal to:

     (A) any tax liability of the Company arising in respect of or in connection with or in consequence of:-

          (a) any income, profit or gain actually or deemed or treated as having been earned, accrued or received on or before the Accounting Date; and/or

          (b) any event occurring or entered into or deemed to have occurred or to have been entered into on or before the Accounting Date;

     (B) any tax liability of the Company arising in respect of or in connection with or in consequence of (i) any income, profit or gain actually or deemed or treated as having been earned or accrued or received on or after the Accounting Date and on or before Completion and/or (ii) any event occurring or entered into or deemed to have occurred or to have been entered into on or after the Accounting Date but on or before Completion but so that the covenant in this Clause 2.1(B) shall not apply to tax payable solely as a result of transactions carried by the Company out since the Accounting Date in the ordinary course of its business PROVIDED THAT the following (without limitation) shall be deemed to be transactions other than in the ordinary course of its business:-

          (a) the disposal or deemed disposal of any asset (including trading stock) in circumstances where the consideration actually received for such disposal is less than the consideration deemed to have been received for tax purposes (but only to the extent of the difference);

          (b) the supply of any service or facility of any kind (including a loan of money or the letting, hiring or licensing of any tangible or intangible property) for a consideration which was less than might reasonably have been regarded as the open market value of such service or facility (but only to the extent of the difference);

          (c) any other transaction which gives rise to a tax liability or deemed (as opposed to actual) income profits or gains or which results in the

               Company becoming liable to pay or bear a tax liability directly or primarily chargeable against or attributable to another person, firm or company;

          (d)  a transaction giving rise to a liability under Part XVII of ICTA;

          (e) any event in respect of which any taxation arises as a result of the failure by the Company prior to Completion duly to recover, deduct, charge or account for any taxation.

     (C) any tax liability of the Company arising by reason of the failure of any other person (not being a member of the Group) fully to pay and discharge when due (even if after Completion) any liability to taxation on its part where the Company is so liable by reason of having been, for tax purposes on or at any time before Completion, a member of the same group or consortium or otherwise connected or associated with, or a settlor or beneficiary in relation to, such person;

     (D) any depletion or reduction in value of the assets of the Purchaser or the Company or increase in the liabilities of either of them as a result of any capital transfer tax or inheritance tax which:

          (a) arises in consequence of any transfer of value received or effected by the Company prior to Completion; or

          (b) is at Completion a charge on any of the shares or assets of the Company or which gives rise to a power to sell, mortgage or charge any of the shares or assets of the Company; and

          (c) after Completion becomes a charge on or gives rise to a power to sell, mortgage or charge any of the shares or assets of the Company being a liability in respect of additional capital transfer tax or inheritance tax payable on or by reason of the death of any person after a transfer of value occurring prior to Completion;

     (E) all reasonable costs, expenses and other liabilities incurred by the Purchaser or the Company or either of them in connection with any such tax liability as is mentioned in paragraph (A) or paragraph (B) or any such depletion of assets as is mentioned in paragraph (C) or in investigating, assessing, contesting or settling the same or in connection with all proceedings in relation thereto including steps taken to avoid such tax liability or depletion of assets; and

     (F) any tax or other liability of the Purchaser or the Company to the extent the same may arise or be increased by any action taken by the Covenantors under the provisions of Clause 6 of this Deed.

2.2 In determining the liability of the Covenantors under this Deed no account shall be taken of any Relief or other event which, in either case, arises wholly or mainly by reason of events occurring after Completion and accordingly where any tax liability in respect of which the Covenantors are liable to indemnify the Purchaser and/or the Company under Clause 2.1 is, or can be, reduced or prevented from arising by virtue of any such Relief or event the Covenantors shall nevertheless be liable to indemnify the Purchaser in respect of such tax liability as if an actual payment of tax had been made and in any event without regard to such Relief or event.

3.   Limitations
     -----------

3.1 The indemnity given in Clause 2.1 of this Deed shall not cover any tax liability of the Company:-

     (A) to the extent that a provision or reserve in respect of it was made in the Accounts;

     (B) to the extent that such liability arises or is increased as a result of or is otherwise attributable to any legislation not in force at the date hereof or any retrospective change in the law or any increase in the rate of taxation in force at the date hereof or any change in methods of computation of taxation or the practice of any Tax Authority in force at the date hereof;

     (C) on actual or deemed income, profits or gains of the Company arising or accruing, or deemed to arise or accrue, after the Completion Date;

     (D) which is attributable to the Company ceasing to be entitled to the small companies' rate of corporation tax as a result of the purchase of the Shares by the Purchaser;

     (E) to the extent that it would not have arisen but for the fact that the treatment in future accounts of the Company of assets or liabilities, or of the tax attributable to timing differences, is different from the treatment in the Accounts other than where such change is made to conform with generally accepted accounting principles in the United Kingdom;

     (F) to the extent it is advance corporation tax payable as a result of the Dividend or the repurchase of the Company's shares referred to in paragraph 26 of the Disclosure letter (the "Share Repurchase");

     (G) which would not have arisen but for a voluntary act or omission of the Company or the Purchaser carried out, or occurring, after the date of this agreement, otherwise than in the ordinary course of business and save for any act carried out pursuant to a binding obligation entered into on or before the Completion Date.

     (H)  such tax liability arises or is increased:-

          (i) by a failure of the Company or the Subsidiary to make any claim, election, surrender or disclaimer or give any notice or consent or to do any other thing after Completion, the making, giving or doing of which was taken into account in computing the provision for Taxation or deferred Taxation in the Accounts; or

          (ii) by virtue of any disclaimer by the Company after Completion of capital or other allowances available to and claimed by the Company or the Subsidiary in respect of any period ended on or before the date of the Accounts in each case where the need to make any such claim, election, surrender or disclaimer or give such notice or consent and the time limit for doing the same was disclosed in the Disclosure Letter with reference to Clause 6.4 (D) of the Agreement.

     (I) to the extent that it is Stamp Duty payable by the Company in respect of:-

          (i)  the Share Repurchase; or

          (ii) the grant of a lease dated 6 January 1986 relating to premises at Unit 349 Edinburgh Avenue, Berks.

3.2 The provisions of Clause 6 of the Agreement (Limitations on Liability) shall apply to this Deed as if incorporated herein insofar as they are expressed to exclude or limit the liability of the Covenantors under Clause
     2.1 hereof.

4.   Over-provisions, Reliefs, etc.
     -----------------------------

4.1 If the auditors for the time being of the Company shall report (at the request and expense of the Covenantors) that any provision for tax in the Accounts (excluding any provision for deferred tax) has proved to be an over-provision, then the amount of such over-provision shall be dealt with in accordance with Clause 4.3 below.

4.2 If the auditors for the time being of the Company shall report (at the request and expense of the Covenantors) that any tax liability which has resulted in a payment having been made or becoming due from the Covenantors under this Deed will give rise to a Relief for the Company which would not otherwise have arisen, then, as and when the liability of the Company to make an actual payment of or in respect of tax is reduced by reason of that Relief (and after taking account of the effect of all other Reliefs that are or become available to the Company including any Relief derived from a subsequent accounting period) the amount by which that liability is so reduced shall be dealt with in accordance with Clause 4.3 below.

4.3 Where it is provided under Clause 4.1 or 4.2 hereof that any amount (THE "RELEVANT

     AMOUNT") is to be dealt with in accordance with this Clause:-

     (A) the Relevant Amount shall first be set off against any payment then due from the Covenantors under this Deed; and
     (B) to the extent there is an excess, a refund shall be made to the Covenantors of any previous payment or payments made by the Covenantors under this Deed and not previously refunded under this Clause up to the amount of such excess; and

     (C) to the extent that the excess referred to in paragraph (B) of this Clause is not exhausted under that paragraph, the remainder of that excess shall be carried forward and set off against any future payment or payments which become due from the Covenantors under this Deed.

4.4 Where any such report as is mentioned in Clause 4.1 or 4.2 has been made, the Covenantors or the Purchaser or the Company may request the auditors for the time being of the Company (at the expense of the Covenantors) to review such report in the light of all relevant circumstances, including any facts which have become known only since such report, and to report whether such report remains correct or whether, in the light of those circumstances, the amount that was the subject of such report should be amended.

4.5 If the auditors report under Clause 4.4 of this Clause that an amount previously reported upon should be amended, that amended amount shall be substituted for the purposes of Clause 4.3 as the Relevant Amount in respect of the report in question in place of the amount originally reported on, and such adjusting payment (if any) as may be required by virtue of the above-mentioned substitution shall be made as soon as practicable by the Covenantors or (as the case may be) to the Covenantors.

4.6 The Purchaser shall use its reasonable endeavours to procure that the auditors of the Company cooperate with the Covenantors and that they shall report to the Covenantors as required in Clause 4.1 and 4.2 if the relevant circumstances exist.

5.   Recovery from Other Persons
     ---------------------------

     If after the Covenantors have irrevocably and unconditionally satisfied in full any liability of the Covenantors under Clause 2.1 (and all further liability or loss or damage the subject of the relevant claim (including all related costs and expenses) has been made good to the Company and the Purchaser) the Company is entitled to recover from some other person (not being a member of the Purchaser's Group but including any Tax Authority) any sum in respect of the tax liability that resulted in the relevant liability of the Covenantors aforesaid, or subsequently becomes entitled to make such a recovery, then the Company shall (in either of those cases) as soon as reasonably practicable after becoming aware of such entitlement notify the Covenantors of its entitlement and shall, if reasonably and promptly so required by the Covenantors in writing and subject first to being indemnified and secured to its reasonable satisfaction by the Covenantors in respect of all losses, costs, damages and expenses it may thereby incur, take all reasonable steps to enforce that recovery (keeping the Covenantors informed of the progress of any action taken) and shall account to the Covenantors for whichever is the lesser of:-

     (A) any sum so recovered (including any interest or repayment supplement paid by a Tax Authority relating to the period after receipt of the relative payment from the Covenantors on or in respect thereof) less any tax chargeable on the Company in respect of the sum so recovered; and

     (B) the amount paid by the Covenantors pursuant to Clause 2 in respect of the tax liability in question.

6.   Claims Procedure
     ----------------

6.1 If the Purchaser becomes aware that it has or may have a claim against the Covenantors under Clause 2 of this Deed, the Purchaser shall give or procure that notice of the claim concerned is given to the Covenantors in the manner provided by the Agreement where a time limit for appeal applies to the Claim as soon as is reasonably practicable after the date on which the claim comes to the notice of the Company, or where no time limit applies, within thirty days from the date the claim comes to the attention of the Company (but so that failure so to do shall not of itself relieve the Covenantors of liability in respect thereof) and the Covenantors shall be entitled, subject to the following provisions of this Clause, to take such action as the Purchaser may approve in writing (such approval not to be unreasonably withheld or delayed) to resist, avoid, dispute, appeal against, compromise or defend the claim for taxation concerned in the name of the Company but at the sole expense of the Covenantors and to have the conduct of any appeal or incidental negotiations.

6.2 The Purchaser shall procure that a claim to which Clause 6.1 applies is, so far as practicable, dealt with separately from claims to which it does not apply.

6.3 The Purchaser will insofar as it is able and will procure (insofar as it is able) that the Company will give the Covenantors all reasonable co-operation access and assistance technical or otherwise for the purpose of resisting such a claim PROVIDED THAT:

     (A) in the case where the Covenantors wish to resist the claim, the Covenantors shall not be entitled to make or request any action under Clause 6.1 unless they have been advised by a Covenantors' tax adviser who shall previously have been approved by the Purchaser (such approval not to be unreasonably withheld, and for these purposes the Purchaser confirms its approval of Mr K Derbyshire, a partner of BDO Stoy Hayward as the Covenantors' tax adviser), after disclosure to him of all relevant information and documents, that it is reasonable to resist the claim for taxation in the manner proposed by the Covenantors;

     (B)  in connection with the conduct of any dispute:-

          (a) the Company and the Purchaser shall be kept fully and promptly informed of all matters relating thereto and shall on request be entitled to see copies of all correspondence and related documentation;

          (b) the appointments of solicitors, accountants, or other professional advisers shall be subject to the approval of both the Company and the Purchaser (such approval not to be unreasonably withheld or delayed);

          (c) any communication with any Tax Authority whether written or otherwise shall be first submitted to the Purchaser for approval and shall not be transmitted until such approval has been given (such approval not to be unreasonably withheld or delayed);

          (d) the Covenantors shall not settle or compromise any claim the subject of a dispute nor agree any matter in the conduct of the dispute which in the opinion of the Purchaser would adversely affect the amount thereof or any taxation or other liability of the Company or the Purchaser without the prior approval in writing of the Purchaser which shall not be unreasonably withheld or delayed; and

     (C) the Covenantors shall not be entitled to take or request any action under the foregoing provisions of this Clause unless the Covenantors have first indemnified and secured each of the Purchaser and the Company to its reasonable satisfaction against all losses (including additional claims for taxation) charges, costs, damages and expenses which may thereby be incurred.

6.3 If the Covenantors fail within 21 days of being given notice thereof under Clause 6.1 to request the Purchaser or the Company to take any action aforesaid in connection with the claim concerned then the Purchaser and/or the Company shall (without prejudice to its rights under this Deed or the Agreement) be free to pay or settle such claim or take such other action in connection therewith as it may in its absolute discretion decide.

6.4 If in any respect with regard to a claim for taxation which the Covenantors seek to dispute or resist as provided herein the Purchaser has reasonable grounds for suspecting that the Covenantors or the Company whilst it was under the control of the Covenantors or any of them have or has committed acts or omissions which may constitute fraud wilful default or neglect or wilful concealment then Clause 6.1 of this Clause shall not take effect and the Purchaser and the Company shall (without prejudice to its rights under this Deed or the Agreement) be free to pay or settle such claim or take such other action in connection therewith as it may in its absolute discretion decide.

7.   Due Date of Payment
     -------------------

7.1 Where the Covenantors become liable to make any payment pursuant to Clause 2 the due date for the making of that payment shall be the date of written demand by the Purchaser or (if later):

     (A) subject as provided by paragraph (C) below, in a case that involves an actual payment of tax by the Company (or would have done but for the use of any Relief or right of repayment as referred to in Clause 2.2) seven days prior to the date that is the last date on which the Company or Purchaser would have had to have paid to the appropriate Tax Authority the tax that has given rise to the Covenantors' liability under this Deed in order to avoid incurring a liability to interest or a charge or penalty in respect of that tax liability;

     (B) in a case falling within Clause 1.3 the date on which any liability to taxation would have fallen due but for any available Reliefs, rights of repayment or claims of a similar nature; or

     (C) in a case falling within Clause 2.1(C) a liability to capital transfer tax or inheritance tax or a charge on or power to sell, mortgage or charge any of the shares or assets of the Company shall be treated as becoming due, and a charge or power to sell, mortgage or charge as arising, on the date of the transfer of value or other date or event on or in respect of which it becomes payable or arises and the provisions of Section 213 of the Inheritance Tax Act 1984 shall not apply.

7.2 Time shall be of the essence for the purposes of all sums to be paid by the Covenantors under the Deed and/or the Agreement.

8.   Interest
     --------

8.1 If any payment due to be made by the Covenantors under this Deed or the Agreement is not made on the due date for payment thereof the same shall carry interest accruing and calculated on a daily basis from such due date of payment until and including the day of actual payment at the rate (as well after as before judgement) of (i) in a case involving an actual payment of tax a rate equal to the rate applicable under Section 178 of the Finance Act 1989 and (ii) in any other case a rate three per cent per annum above the annual Base Rate from time to time of the Royal Bank of Scotland PLC compounded quarterly. Any such interest shall be payable on demand by the person entitled to receive the outstanding payment concerned.

9.   No Withholding etc.
     ------------------

9.1 All sums payable by the Covenantors under this Deed and the Agreement shall be paid free and clear of all deductions or withholdings whatsoever save only as may be required by law. If any such deductions or withholdings are required by law the

     Covenantors shall be obliged to pay such sum as will after such deduction or withholding has been made leave the recipient with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

9.2 If any sum payable by the Covenantors under this Deed or the Agreement shall be subject to tax in the hands of the recipient, the same obligation to make an increased payment shall apply in relation to such tax liability as if it were a deduction or withholding required by law.

10.  Obligations of Covenantors
     --------------------------

10.1 Unless otherwise expressly stated herein or in the Agreement, all obligations of the Covenantors under this Deed shall be joint and several.

10.2 The Purchaser or the Company may release, or compromise the liability of, any Covenantor or grant time or other indulgence to any Covenantor without releasing or reducing the liability of any other Covenantor and where a liability of one or some but not all of the Covenantors under any obligation which is both joint and several is released or compromised, the remaining Covenantors shall continue to be severally and shall together be jointly liable on that obligation.

10.3 No waiver or release of any liability or obligation on the part of a Covenantor under this Deed shall be effective unless it is an express written waiver or release executed by each party to whom such liability or obligation is owed.

11.  Governing law
     -------------
     This Deed shall be governed by and construed in accordance with English Law and the parties hereto hereby irrevocably agree that the English courts shall have non-exclusive jurisdiction to settle any claim or matter arising under this Deed and each party hereby irrevocably agrees to submit to the jurisdiction of the English Courts

12.  Notices
     -------

     The provisions of Clauses 15 and 16 of the Agreement (Vendor's Representative and Notices) shall apply for the purposes of this Deed and shall be deemed incorporated herein.

IN WITNESS whereof this Deed has been executed by each of the parties as its or his Deed the day and year first before written.

                                    SCHEDULE

                        (Particulars of the Covenantors)


Ian Alastair Sloan Black
Honeysuckle Lodge
Andrew Hill Lane
Hedgerley
Slough
Buckinghamshire
SL2 3UL


David Wilson Savage
28 Amerland Road
London
SW18

                                   SCHEDULE 6
                                   ----------

                                   WARRANTIES

                                 INTERPRETATION

(1) In this Agreement and in particular this Schedule where the context so admits:-

     (a) the expression "INDEBTEDNESS" shall mean any obligation for the payment or repayment of money, whether as principal or as surety or incurred in respect of (i) money borrowed or raised, (ii) any bond, note, loan stock, debenture or similar instrument, (iii) acceptance or documentary credit facilities, (iv) foreign exchange options, (v) rental payments underleases and hire purchase agreements and instalments under conditional sale agreements (in all cases whether in respect of land, machinery, equipment or otherwise) entered into primarily as a method of raising finance or of financing the acquisition or use of the asset concerned (for the avoidance of doubt excluding leases relating to the Properties) and (vi) guarantees, indemnities, bonds, standby letters of credit or other instruments issued in connection with the performance of contracts and or in respect of the indebtedness of any other person;

     (b) the expressions "INTELLECTUAL PROPERTY" and "INTELLECTUAL PROPERTY RIGHTS" shall include patents, patent applications, trade marks, service marks, designs, copyrights, moral rights, technical drawings, business names, brand names, computer software programmes and systems, know how, inventions, confidential information and other industrial or commercial intellectual property rights whatsoever and wheresoever and whether registered or capable of registration or not and all applications for registration or protection of the foregoing;

     (c)  the expression "RELIEF" shall bear the same meaning as in the Tax
          Deed.

(2) Where any of the following paragraphs of this Schedule or any provision or disclosure made or referred to in the Disclosure Letter or any reply by the Vendor's Solicitors to the property enquiries raised of them by the Purchaser's Solicitors is qualified by the expression "TO THE BEST OF THE KNOWLEDGE, INFORMATION AND BELIEF OF THE VENDOR" or "SO FAR AS THE VENDOR IS AWARE" or any similar expression, then (unless clearly not admitted by the context) that paragraph shall be deemed to include an additional Statement that it has been made after due diligent and careful enquiry, including without limitation of the auditors, tax advisers, solicitors, property agents and other professional advisers of the Company.

                                   DISCLOSURE
                                   ----------

(3)  The :-

     (a)  the Disclosure Letter; and

     (b) the annexures to and the other documents referred to by way of disclosure in the Disclosure Letter;

     ("THE RELEVANT DOCUMENTS") (together the "DISCLOSED INFORMATION") are true complete and accurate in all material respects and not misleading in any material respect.

(4) All expressions of opinion, intention and expectation contained in the Relevant Documents or any of them relating to the Company and/or its shareholders and/or officers and/or their connected persons and associates (or any of them) and/or the business, finances, assets, liabilities, contracts, suppliers and customers of the Company (including, without limitation, as regards the profits, prospects and/or working capital of the Company) are reasonable and (insofar as attributable to the Vendor and/or officers of the Company or any of them) are fairly and honestly held and have been made after due and careful enquiry as to the facts on which the same are based and after due and careful consideration.

                                    ACCOUNTS
                                    --------

(5)  The Accounts:-

     (a) have been prepared under the historical cost convention and in accordance with good accounting practice including all applicable statements of standard accounting practice and financial reporting standards and comply with the requirements of the Companies Act, (or, as appropriate, any applicable former Companies Acts) or, in the case of any Subsidiary incorporated otherwise than under the laws of England or Scotland, the requirements of all legislation governing or relating to the preparation of its accounts;

     (b) show a true and fair view of the state of affairs of the Company as at the Accounting Date and of its results for the accounting reference period ended on that date.

     (c) make proper provision for (or, if appropriate, disclose by way of note) all assets and liabilities (whether actual, contingent, quantified or disputed) and all capital and financial commitments of the Company as at or on the Accounting Date; and

     (d) make proper provision for depreciation in accordance with accepted accounting practice having regard to the condition and age of the fixed assets included in the same.

(6) The profits shown in the Accounts have not to a material extent been affected (except as disclosed in those accounts) by any extraordinary or exceptional event or circumstance or by any other factor rendering them unusually high or low.

(7) All proper and necessary books of account, ledgers, minute books, registers and records have been fully properly and accurately kept and completed by the Company in compliance with Section 211 and 222 Companies Act and accurately present and reflect in accordance with generally accepted accounting principles and standards and as required by law the assets and liabilities (actual and contingent) of the Company and all transactions to which it is or has been a party.

(8) None of the books of account ledgers registers records systems controls data or other information of the Company is recorded or stored maintained operated or otherwise dependent upon or held by any means (whether electronic mechanical computerised or otherwise) which (including all means of access thereto) are not under the exclusive ownership and direct control of the Company.

                            SINCE THE ACCOUNTING DATE
                            -------------------------

(9)  Since the Accounting Date:-

     (a) the business of the Company has been carried on in the ordinary course and so as to maintain it as a going concern and there has been no material adverse change in the financial position or trading or to the Warrantors' knowledge, the prospects of the Company;

     (b) there has been no material reduction in the aggregate value of the net assets of the Company as shown in the Accounts ;

     (c) the Company has not made or agreed to make any payment or entered into any transaction or commitment or incurred any liability except in the ordinary course of business and on arms length terms;

     (d) the Company has not acquired or disposed of or agreed to acquire or dispose of any business or any material asset other than trading stock and plant and equipment in the ordinary course of business; and

     (e) save for the Dividend no distribution of capital or income has been declared made or paid by or in respect of any share capital or assets of the Company.

(10) Since the Accounting Date the business of the Company has not so far as the Warrantors are aware been materially and adversely affected by the loss of any important customer(s) or source(s) of supply or any abnormal factor(s) not affecting similar businesses to a similar extent, and the Warrantors are not aware of any facts likely to give rise to any such effect whether before or after Completion excluding the sale of the Shares to the Purchaser.

                                    TAXATION
                                    --------

(11) The Company has within the requisite time limits duly made all returns, given all notices, and supplied all other information required to be supplied to the Inland Revenue HM Commissioners of Customs and Excise and/or any other competent fiscal authority in any part of the world and all such information returns and notices were when given or supplied and are now accurate in all material respects and made on a proper basis and are not, so far as the Vendor is aware, likely to be the subject of any dispute with any of the relevant authorities concerned.

(12) The Disclosure Letter gives full details of all matters relating to taxation in respect of which the Company (either alone or jointly with any other person) has or on the basis of law and practice presently operative has an outstanding entitlement:-

     (a)  to make any claim (including a supplementary claim) for any Relief;

     (b) to make any election for one type of Relief, or one basis, system or method of taxation as opposed to another;

     (c) to make any appeal (including a further appeal) against any assessment to taxation; or

     (d)  to make any application for the postponement of taxation.

(13) The provisions or reserves for taxation appearing in the Accounts are sufficient (on the basis of the rates of taxation current at the date hereof) to cover all taxation for which the Company was at the Accounting Date or may after that date become or have become liable on or in respect of or by reference to any profits gains or income (whether deemed or actual) for any period ended on or before the Accounting Date or in respect of any distribution or transaction made or entered into or deemed made or entered into on or before the Accounting Date.

(14) The Company has duly deducted withheld paid and accounted for all tax due to have been deducted withheld paid or accounted for by it before the date hereof and is not and has not at any time since the Accounting Date been liable to pay interest on any unpaid taxation.

(15) Nothing has been done which (whether of itself or taken together with any other event or circumstance occurring on before or after the date hereof) might result in the Group being unable to use as a credit against its mainstream corporation tax liability any unutilized trading losses or advance corporation tax or other Reliefs (as defined in the Tax Deed) available to the Group the availability of which for that purpose were assumed in preparing the Accounts including, without limitation, all or any of the following:-

     (a)  a cessation or discontinuance of any trade carried on by the Company;

     (b) a major change in the nature or conduct of any trade or business carried on by the Company within the meaning of any of Sections 245, 245A, 245B, 768 or 768A of the Taxes Act; and

     (c) a change of ownership of the Company within the meaning of any of Sections 245, 245A, 245B, 768 or 768A of the Taxes Act.

(16) Since the Accounting Date the Company has not made and the Company is not subject to any present or future liability to make or provide any payment or consideration which could be disallowed as a deduction in computing the profits of the Company or as a charge on the Company's income for taxation purposes including (without limitation) under all or any of Sections 74, 125, 338 to 340 (inclusive) and Section 787 of the Taxes Act.

(17) The Company has made no borrowings in a foreign currency such that on repayment a charge to corporation tax might arise on any profit or gain accruing in relation or by reference to any such repayment.

(18) All expenditure which the Company has incurred (or which it may incur under any subsisting commitment) on the provision of machinery or plant has qualified or will qualify (if not deductible as a trading expense of a trade carried on by the Company) for writing down allowances under Section 24 of the Capital Allowances Act 1990. In addition:-

     (a) no event has occurred since the Accounting Date which may be treated as a notional sale by the Company of any machinery or plant pursuant to Section 26 of the Capital Allowances Act 1990;

     (b) all capital allowances made or to be made to the Company in respect of capital expenditure already incurred, or to be incurred under any subsisting commitment, have been made, or will be made, in taxing its trade;

     (c) since the Accounting Date the Company has not done, or omitted to do, or agreed to do, or permitted to be done, any act as a result of which any disposal value may be brought into account under Section 24 of the Capital Allowances Act 1990, or there may be any recovery of excess relief under Section 46 of that Act; and

     (d) the Company is not in dispute with any person as to any entitlement to capital allowances under Section 51 of the Capital Allowances Act 1990 and, so far as the Vendor is aware there are no circumstances which may result in such a dispute arising.

(19) The Company has not made any claim for, nor received any payment by way of, grant such that a charge to tax under Case I or Case VI of Schedule D might accrue to it under Section 93 of the Taxes Act.

(20) The Company has not issued or acquired any deep discount securities as defined by Schedule 4 paragraph 1(1) of the Taxes Act or qualifying corporate bonds for the purposes of Section 117 TCGA.

(21) The book value of each of the capital assets of the Company in or adopted for the purposes of the Accounts or (in the case of assets acquired after the Accounting Date) in the accounting records of the Company does not exceed the amount deductible under Section 38 TCGA and is such that on the disposal or deemed disposal of such assets or any of the same at that value no balancing charge under the Capital Allowances Act 1990 or chargeable gain for the purposes of TCGA would arise accrue or crystallise. In particular (but without limiting the foregoing):-

     (a) the Company has not in respect of any of its assets made a claim under the provisions of any of Sections 23, 24, 152, 153, 165, 175, 247 or 248 of the TCGA;

     (b)  the Company has not acquired any asset in circumstances such that
          Section 17 or Section 171 or Section 125 or Section 282 of the TCGA applied or might apply;

     (c) no election under Section 35 of the TCGA has been made in relation to the Company and the Accounts are prepared on the basis that no such election will be made;

     (d) the Company has not been party to or a member of a group of companies which has undertaken any reorganisation or reduction of share capital or share for share exchange or any scheme of amalgamation or reconstruction or transfer of assets of the nature mentioned in Chapter II of Part IV of the TCGA or Section 343 of the Taxes Act;

     (e) none of the assets of the Company have been subject to upward revaluation in the books of the Company; and

     (f)  no liability would arise on any Subsidiary by reason of Section 178 or
          Section 179 TCGA were it to be disposed of by the Company on Completion.

(22) No gain chargeable to corporation tax will accrue to the Company on the disposal of any debt owing to the Company (not being a debt on a security) and the Company has not acquired a benefit under any policy of insurance other than as original beneficial owner.

(23) No allowance or loss which might accrue on the disposal by the Company of any share in or security of any company is liable to be reduced by the application of Sections 176 or 177 of the TCGA.

(24) The Company has not made any disposal or otherwise been party to any transaction which has required or would or might require any computation under Section 42 of the TCGA or to which Section 770 of the Taxes Act or
     Section 18 of the TCGA is or might be applicable.

(25) There are no circumstances which could give rise to the Company being denied time apportionment in computing chargeable gains.

(26) The Company is a close company for tax purposes and has never made or been deemed to have made any distribution for the purposes of Part XI of the Taxes Act or for the purposes of any legislation relating to close companies except for dividends shown in its audited accounts for the period to the Accounting Date.

(27) The Company has never reduced its share capital or repurchased repaid or redeemed any share capital nor capitalised any profits reserves or share premium account in the form of or in paying up any amounts unpaid on any shares debentures or other securities nor agreed or resolved to do any of the foregoing.

(28) The Company is a registered and taxable person for the purposes of value added tax and:-

     (a) has complied with all the requirements of the Value Added Tax Act 1994 and all applicable regulations;

     (b) is not in arrears with any payment or returns thereunder, is not liable to any abnormal or non-routine payment for value added tax purposes;

     (c) has fully maintained complete correct and up to date records invoices and other necessary documents;

     (d) has not been required by HM Commissioners of Customs and Excise to give any security;

     (e) is not and has never been or agreed to be an agent or manager or factor or representative for the purposes of Section 47 or 48 of the Value Added Tax Act 1994; and

     (f) has not been party to any transaction to which paragraph 1 of Schedule 5 of the Value Added Tax Act 1994 applies or may be applicable.

(29) The Disclosure Letter contains full particulars of all elections to waive exemption made or agreed to be made under Schedule 10 to the Value Added Tax Act 1994 by (i) the Company or (ii) any person in relation to which the Company is a relevant associate as defined in paragraph 3(7) of that Schedule and in respect of each election made:

     (a) all things necessary for the election to have effect have been done and in particular any necessary notification and information has been duly given under paragraph 3(6) of that Schedule and any necessary permission under paragraph 3(9) of that Schedule has been properly obtained;
     (b) a copy of the notification and of any permission and of any other correspondence with, and notes of conversations with, HM Customs and Excise in connection with the election is annexed to the Disclosure Letter; and

     (c) the land in relation to which the election has effect is not greater than that stated in the notification of the election,

     and in no case has the Company charged Value Added Tax, whether on rents or otherwise, which is not properly chargeable because the Company has not made an election to waive exemption having effect in relation to the relevant supply.

(30) The Company is not bound and has not agreed to become bound by any lease, tenancy or licence in the case of which under its terms or by statute the Company is or could become liable to pay an amount in respect of Value Added Tax chargeable as a result of the making of an election to waive exemption under Schedule 10 to the Value Added Tax Act 1994.

(31) Except by reason of being a member of the Group, the Company is not and has never been a member of a group of companies or consortium or associated with any company for taxation purposes (including without limitation for the purposes of the Taxes Act, the TCGA or the Value Added Tax Act 1994) and the Company is not under any liability to taxation, contingent or otherwise, in respect of any other company which at any time has been a member of the same group or consortium as the Company or an associated company of the Company for taxation purposes.

(32) The Company is not under any present or future liability to make and has not since the Accounting Date made or received or purported to make or receive any surrender of any amount by way of group relief or of advance corporation tax or any payment for such relevant surrender and (where any such surrender or payment is disclosed in the Disclosure Letter or has been made or agreed made prior to the Accounting Date):

     (a) the Company has received all payments due to it under any arrangement or agreement relating to such surrenders and no such payment exceeded or could exceed the amount permitted by Section 402(6) of the Taxes Act or (as appropriate) Section 240(8) of the Taxes Act;

     (b) there were at the material time and there are now no arrangements whereby any such surrender or payment is or may be disallowed or become incapable of being used by the Company as a Relief for taxation purposes;

     (c) there were at the material time, and there are now, no circumstances in which it was or will be just and reasonable to compute losses or profits other than by reference to a time apportionment basis.

(33) The Company is not under any liability to taxation, contingent or otherwise, in respect of: any loan or advance or payment or expense falling within the provisions of Part XI of the Taxes Act; capital transfer tax or inheritance tax; or the provisions of Chapter III Part XI and Schedule 19 of the Taxes Act.

(34) The Company has no unremittable overseas income for the purposes of Section 584 of the Taxes Act nor any gains to which Section 279 of the TCGA could apply and has never claimed relief for any such income or gain under either such Section or for delayed remittances under Section 585 of the Taxes Act.

(35) The Company has only ever been resident for tax purposes in the United Kingdom and has never carried on any trade or had any sources of income or profit outside the United Kingdom or transferred part or all of any trade carried on outside the United Kingdom to a company not resident in the United Kingdom or subscribed for shares in a company not so resident or caused or permitted such a company to issue any debentures.

(36) The Company has not made and is not entitled to make any claim under Part XVIII of the Taxes Act and where any such claims are disclosed in the Disclosure Letter all necessary conditions and all foreign tax credits claimed or to be claimed by the Company were at all material times and remain satisfied and in particular (but without limitation) the Company holds all tax deduction certification or other documentation necessary for production to the Inland Revenue in respect of such foreign tax credit claimed.

(37) The Company is not under any liability to pay stamp duty and/or stamp duty reserve tax and:-

     (a) all documents to which the Company is party and/or which relate to or are necessary to prove the title of the Company to its assets (including (without limitation) the Properties) and/or contain material rights on the part of the Company have been properly stamped and no such documents which are outside the United Kingdom would attract stamp duty if they were brought into the United Kingdom; and

     (b) the Company has never obtained relief from stamp duty under Section 42 of the Finance Act 1930 which has become liable to forfeiture or may be forfeited in the future.

(38) The Company has not entered into or been a party to any scheme or arrangement designed partly or wholly for the purposes of avoiding or reducing or deferring taxation; and no scheme or transaction of any nature has been carried out by or proposed in relation to the Company which has given rise or could give rise to a charge to taxation under Part XVII of the Taxes Act. Without limiting the foregoing, the Company:-

     (a) is not and will not at any time in the future become liable to tax or increased tax by reason of the provisions of any of Sections 776 or 777 or 779 or 780 of the Taxes Act in respect of any act or transaction carried out prior to Completion;

     (b) is not and has not been a party to any act, transaction or arrangement whereby it is or may hereafter become liable for taxation under or by virtue of any of Sections 34 to 37 (inclusive) of the Taxes Act;

     (c) has not entered into any scheme to create an artificial deduction under Section 37 of the Taxes Act related to a sale of property with a right to a reconveyance;

     (d) has not sustained a loss in a trade of dealing in commodity futures carried on in partnership under Section 399(2) to (4) (inclusive) of the Taxes Act;

     (e) has not made a distribution which materially reduces the value of its shares within the meaning of Section 736 of the Taxes Act;

     (f) is not and has never been involved in any arrangement for transferring relief for losses or charges on income, advance corporation tax set off or benefits of first year allowances between partners of any partnership of which it is or has at any time been a member;

     (g) has not entered into any transactions in deposits to which Section 56 of the Taxes Act applies or may apply;

     (h) has not entered into any transactions to which Section 786 of the Taxes Act applies or may apply;

     (i) has not been party to or otherwise involved in any transaction to which any of Sections 29, 30, 31, 32, 33, 34 or 106 of the TCGA applied or may apply; and

     (j) has not become liable for taxation nor received nor will receive or be the subject of nor be adversely affected by any claim for taxation arising under or imposed by or resulting from the operation of any of Sections 703 to 709 (inclusive) of the Taxes Act (whether alone or in conjunction with any other provisions of any taxation statutes whatsoever) and which wholly or partly results or arises from or is computed by reference to circumstances existing or events occurring at any time on or before the date hereof whether alone or in conjunction with other circumstances arising before or after Completion.

(39) No event (as defined in the Tax Deed) has occurred which could give rise to a claim under the Tax Deed if it were now in force.

                                  THE PROPERTY
                                  ------------

(40) The Company has good and marketable title to the Property and is the beneficial and legal owner in exclusive possession of the estate or interest in the Properties specified in Schedule 4 and subject as stated in
     Schedule 4 free from any mortgage, charge, lien, debenture, lease, underlease, tenancy, adverse right, condition, privilege, easement, overriding claim, option, right of pre-emption, covenant, restriction, exceptance, reservation or interest, claim and any matter or things registered or capable of registration in any Registry and the Company is in a position without incurring any liabilities thereby to sell the Property as Beneficial Owner with a full title guarantee for the purposes of the Law of Property (Miscellaneous Provisions) Act 1994.

(41) The particulars of the Property shown in Schedule 4 are true and correct copies of all material documents relating to the Property have been supplied to the Purchaser's Solicitors prior to the date hereof and the written replies of the Vendor and/or the Vendor's Solicitors to the written enquiries of the Purchaser's Solicitors relating to the Property are true complete and accurate in all respects.

(42) The Company does not by its use or occupation of the Property contravene any lease or other right under which it occupies the same and/or any requirement or restriction having the force of law and:-

     (a) the Company has complied with all covenants, conditions , statutory and other requirements bye laws orders and regulations (including, without limitation, any imposed by or pursuant to the Planning Acts as defined in Section 336 of the Town and Country Planning Act 1990) or any Building Acts or Regulations affecting the Property, none of which is of an unusual or onerous nature or prejudicially affects the Property or the Company's use or occupation or powers of disposal of the same; and

     (b) so far as the Vendor is aware, nothing had been done or occurred which could prevent or restrict any development or use of the Property or any part thereof for which planning permission has been obtained.

(43) No notices orders proposals applications requests or schedules of dilapidations affecting or relating to the Property have been served or made by any authority or other person or by the Company which the Company has not complied with, and, so far as the Vendor is aware, there are no circumstances which are likely to result in any being served or made.

(44) There exists no dispute between the Company and the landlord or the tenant or occupier of the Property or any part thereof or the owner or occupier of any other premises adjacent to the Property and the Vendor is not aware of any circumstances which may give rise to any such dispute.

(45) Neither the Company nor any person on its behalf has expressly or impliedly waived any breach by any tenant or other person of any covenant agreement restriction stipulation or obligation relating to the Property or any part thereof or of which the Property or any part thereof has the benefit and every lessee tenant licensee or occupier of the Property has in all material respects observed and performed all covenants (including covenants as to payment of rent or charges or fees) and all other agreements, restrictions, stipulations or obligations aforesaid.

(46) The buildings and other structures on the Property are in the standard of repair required by the Leases of the Property and fit for the purposes which they are used and so far as the Vendor is aware there is no material defect in the construction or condition of any of the Property and so far as the Vendor is aware no dangerous or deleterious materials have been used in the construction thereof.

(47) There is no outstanding monetary claim or liability contingent or otherwise affecting the Property.

(48) All documents necessary to prove the title of the Company to the Property or which relate to the Company's title to the same have been duly registered where necessary and are now in the exclusive possession or under the exclusive control of the Company free from any rights and interests of any third parties.

(49) Save for the Property, the Company does not own occupy or otherwise use or have any interest in any land or buildings of freehold leasehold or other tenure, nor any rights or obligations to acquire any such interest, and the Company has no liability (existing or contingent) in respect of any such land or building previously owned occupied or otherwise used by it or in which it had an interest.

                        ENVIRONMENTAL AND HEALTH MATTERS
                        --------------------------------


(50) (a) So far as the Vendor is aware, the Company has complied in all material respects with its obligations under all statutes and/or regulations and/or orders or other provisions of law and/or codes of practice (including without limitation the laws of tort) which protect or relate to the protection of the environment and/or the health and well being of individuals and/or other living creatures. Without limiting the foregoing so far as the Vendor is aware the Property is not situate on, or adjoins contaminated or reclaimed or filled land (and neither the Property nor anything present thereon nor the business of the Company carried on thereat requires the Company to obtain any licence under the Environmental Protection Act 1990 or Environment Act 1995 and related legislation.

     (b) Save as permitted by a valid Environmental Licence in force at the time of such occurrence there has never been any discharge, spillage, release or emission of any prescribed, hazardous, noxious or offensive substance or any controlled waste into or from any of the Properties or any other premises where they were owned, leased, occupied or controlled by the Company or, to so far as the Vendor is aware onto or from the Properties at any other time and the Company has not received any claims or complaints relating to any such occurrence and is not aware of any circumstances which could result in any such claim or complaint being received;

     (c) Except for temporary storage prior to collection no waste is or has ever been stored or disposed of on any of the Properties, and no waste is or has ever been stored or disposed of on any other premises while owned, leased, occupied or controlled by the Company. So far as the Vendor is aware there are no matters affecting the Properties which may cause pollution of the environment or harm to human health within the meaning given to those terms by Section 61 of the Environmental Protection Act 1990.

                                     ASSETS
                                     ------

(51) Save for trading stock and plant and equipment (including vehicles and fixtures and fittings) disposed of in the ordinary course of business the assets included in the Accounts or acquired by the Company since the Accounting Date and all other assets used or employed by the Company are the absolute property of the Company free from any mortgage charge lien bill of sale retention of title arrangement or other encumbrance and are not the subject of any leasing hiring or any hire purchase agreement or agreement for payment on deferred terms or assignment or factoring or other similar agreement; and all such assets are in the possession or under the control of the Company other than retention of title imposed by suppliers of goods to the Company and liens arising by operation of law.

(52) The trading stock records of the Company are up to date and accurate in all material respects .

(53) The Company has up to date registers showing a complete and accurate record of all plant machinery office equipment and vehicles owned or used by it and the plant machinery office equipment vehicles and other moveable assets used by the Company are in a reasonable state of repair, regularly maintained and fully serviceable; comply in all material respects with all applicable legal requirements or restrictions; are duly licensed where necessary; and all of the same are suitable for the purposes for which they are used.

(54) The Company is only owed money as original creditor and is not owed any money other than trade debts incurred in the ordinary course of business and cash at bank.



(55) The Vendor is not aware of any facts which indicate that all debts owing to the

     Company will not realise their aggregate full face value within 90 days of their due date.

                              INTELLECTUAL PROPERTY
                              ---------------------

(56) (a)  The Company owns no registered intellectual property.

     (b) So far as the Vendor is aware all of the intellectual property rights of the Company are valid and enforceable and so far as the Vendor is aware none of them are and nothing has been done or omitted to be done whereby any of them might be used claimed opposed or attacked by any other person.
(57) The Company is not party to any agreement or arrangement for the licensing or the use or provision or acquisition of any intellectual property or which prohibits or restricts the ability of the Company to disclose or use any such intellectual property.

(58) So far as the Vendor is aware the Company does not require any intellectual property rights (other than those disclosed in the Disclosure Letter) or any licence to use any intellectual property rights for any of the operations of any of its businesses or for the use of any of its assets.

(59) The Company is entitled to carry on the businesses now carried on by it in the manner in which each of them is now carried on and neither the manner of such businesses nor the operations of the Company infringes or is likely to infringe or conflict with any intellectual property rights of any other person or will or may give rise to a liability on the Company to make payment of any royalty or other compensation pursuant to any applicable legislation or otherwise.

(60) The Company has not disclosed or permitted to be disclosed or undertaken or arranged to disclose to any person any of its know how secrets confidential information technical processes or lists of customers or suppliers.

                           COMMITMENTS AND CONTRACTS
                           -------------------------

(61) The Company is not party to nor liable in respect of and none of the assets or property (other than the Properties) owned or used by the Company is affected by:

     (a) any contract covenant or commitment (i) of an onerous or unusual nature or which is likely to be unprofitable or (ii) which is not terminable by the Company without compensation by three months notice or less or which is unlikely to be fully performed within three months from the date hereof or (iii) made otherwise than in the ordinary and usual course of the business of the Company as now carried on or (iv) in respect of which any party thereto has not performed and complied in all material respects with its obligations (taking into account any applicable period of grace and credit periods habitually extended by the parties);

     (b) any partnership joint venture consortium trade association or society or any agreement relating thereto;

     (c) any manufacturing licensing franchising agency distribution or other similar agreement relating to the sale or supply of goods or services by or to the Company;

     (d) any contract covenant commitment which in any way restricts the freedom of the Company to deal with or realise its assets or any of them and/or carry on its business or any part thereof in any part of the world in such a manner as it thinks fit;

     (e) any contract covenant commitment which is terminable by another party as a result of any change in the control management or shareholders of the Company;

     (f) any offer or tender or the like given or made by the Company outside the ordinary course of business which is still outstanding and capable of giving rise to a contract merely by the unilateral act of a third party.

(62) Copies of the present standard conditions of trading of the Company are attached to the Disclosure Letter and the Company has not given any guarantee or warranty or made any representation in respect of any goods or services sold or supplied by it save under any such standard conditions of trading or as implied by law.

(63) So far as the Warrantors are aware none of the products manufactured or promoted or sold or otherwise supplied by or through the Company have at any time infringed any applicable statutes, regulations, orders or other provisions of law or codes of practice or have given rise or could reasonably be expected to give rise to any product liability on the part of the Company whether under the Consumer Protection Act 1987 or otherwise.

(64) During the period covered by the Accounts not more than ten per cent of any description of goods or services supplied to or by the Company were supplied by or to any one person or group of connected persons.

(65) The Company is not party to any agreement practice or arrangement which contravenes or is or could be subject to registration or the giving of notice under any of the Restrictive Trade Practices Act 1976, the Resale Prices Act 1976 or Articles 85 or 86 of the Treaty of Rome.

(66) So far as the Warrantors are aware none of the practices of the Company is or has been the subject of or susceptible to or affected by any investigation, reference, report or order made by and the Company has not received any process notice or communication (formal or informal) from the Office of Fair Trading, Consumer Protection Advisory Committee, Trading Standards Authority, the Monopolies and

     Mergers Commission, the Secretary of State, European Commission or any other authority of any country having jurisdiction in anti-trust matters or in respect of international trade sanctions or anti-corruption laws or practices, and no undertaking has been given by the Company to any such body or authority

                      FINANCIAL COMMITMENTS AND BORROWINGS
                      ------------------------------------

(67) The Disclosure Letter contains or there are annexed thereto:-

     (a) a true and complete summary of all loan and revolving credit or overdraft or factoring or invoice discounting or other like facilities of the Company and copies of all material documents relating thereto;

     (b) full particulars of all the bank accounts of the Company and of the bank mandates applicable thereto;

     (c) details of all Indebtedness of the Company in a currency other than Sterling and also in any currency other than the currency in which the majority of its turnover arises;

     and without limiting the foregoing, no amounts (whether by way of premium, interest or otherwise) are payable by the Company, in respect of any of its Indebtedness, on a basis calculated by reference to the profitability or turnover of the Company or any amounts realised or to be realised in respect of any of its assets.

(68) There is no Indebtedness of the Group which is overdue for payment or discharge (taking into account credit periods habitually extended to the Company)

(69) The aggregate Indebtedness of the Group as at Completion does not exceed (pound) 2,000,000.

(70) No event has occurred which has resulted or could result in any present or future Indebtedness of the Company becoming due or capable of being declared due and payable prior to its date of maturity and no event has occurred which is or would with the giving of notice or the passing of time or otherwise be an event upon which the Company's bank facilities or other borrowings or any of them have or could become immediately repayable or any security granted by or over any property or assets of the Company becoming enforceable.

(71) The Company is not and has not agreed to become bound by any guarantee or indemnity or suretyship or similar commitment and there is not now outstanding any such guarantee indemnity suretyship or similar commitment given for the accommodation of or in respect of any obligation or liability of the Company.

(72) No amounts are presently owing to the Company as a result of any loan or advance made by the Company prior to the date hereof (otherwise than as a result of giving credit in the normal course of business) and the Company has not agreed to make any such loan or advance.

(73) The Company has not created nor has it agreed to create and nor is there subsisting any mortgage debenture lien charge or other similar encumbrance or security interest over all or any of its property assets undertaking goodwill reserves or share capital.

(74) The Company is not at the date hereof exceeding any borrowing limit imposed upon it by its Bankers or other lenders or by its Articles of Association or otherwise and has not entered into any commitment or arrangement which might cause it to exceed any such borrowing limit.

(75) No order has been made or petition presented or resolution passed for the winding up of the Company nor has any administrator or receiver been appointed or any distress execution or other process been levied in respect of the Company's undertaking or assets or any part thereof, and the Company has not received any notice under nor is it or could it be deemed unable to pay its debts for the purposes of Section 123 of the Insolvency Act 1986.

(76) Full particulars are disclosed in the Disclosure Letter of all investment and other grants and allowances and of all loans and financial aid of any kind applied for or received or receivable by the Company from any Governmental department board body or agency authority and nothing has been done or agreed as a result of which any such grant allowance loan or financial aid is or may be liable to be refused refunded or clawed back in whole or in part.

                                    BUSINESS
                                    --------

(77) All licences (including without limitation licences under the consumer credit legislation) consents permissions and authorities necessary to enable the Company to carry on its business and/or use its assets effectively in the places and in the manner in which such business is now carried on and/or assets are presently used have been obtained by the Company; true and complete copies of each of the same are attached to the Disclosure Letter; all such licences consents permissions and authorities are in full force and effect and complied with by the Company in all material respects; and the Vendor is not aware of any circumstances indicating that any of the same is likely to be suspended cancelled revoked or not renewed in the ordinary course.

(78) The Company does not have any branch outside England or any permanent establishment outside the United Kingdom.

                             FINANCIAL SERVICES ACT
                             ----------------------

(79) The Company does not carry on or purport to carry on in the United Kingdom investment business within the meaning of the Financial Services Act 1986 ("THE FSA") and in relation to all investment business within the meaning of the FSA carried on by the Company in the United Kingdom as referred to in the Disclosure Letter the Company is and at all mentioned times has been an authorised person within the meaning of Chapter III of Part I of the FSA. Further, neither the Company nor any of its directors agents representatives or managers have at any time:-

     (a) committed any breach of or any offence under any of the provisions of the FSA;

     (b) acted in contravention of any of the rules, regulations, conditions, requirements and duties referred to in Section 62(1) or (2) of the FSA;

     (c) received formal notice or informal indication of any matter referred to in this paragraph; and

     and nor has the Secretary of State or any person acting on his behalf exercised any of his or its powers under the FSA in relation to the business or affairs of the Company (other than any such powers relating to the conferral of authorised status upon the Company for the purpose of the
     FSA) or given formal notice or informal indication that he or it is or may be considering such action.

                                   LITIGATION
                                   ----------

(80) Apart from routine debt collection by the Company as plaintiff for debts owing in the ordinary course of business and not exceeding (pound)10,000 in aggregate:-

     (a) the Company is not engaged or proposing to engage in or the subject of any litigation arbitration investigation prosecution or other tribunal or legal proceedings or any claims or actions; and

     (b) so far as the Vendor is aware no such litigation arbitration investigation prosecution or other tribunal or legal proceedings or claims or actions are in progress outstanding pending or threatened by or against the Company, any of its assets or any person for whom it is vicariously responsible, or in respect of which the Company is or could be liable to indemnify or compensate any third party and, so far as the Vendor is aware, there are no facts or other circumstances which will or could reasonably be expected to give rise to or result in such litigation arbitration investigation prosecution or other tribunal or legal proceedings or claims or actions.

                                    BREACHES
                                    --------

(81) Neither the Company nor so far as the Vendor is aware any person for whom it is vicariously responsible has committed any breach of or failed to perform or observe any provision of its Memorandum or Articles of Association or of any legislation in any part of the world or any covenant or agreement or the terms or conditions of any consent or licence or any judgment or order of a Court or other competent tribunal or authority by which the Company is bound or to which it is a party or which affects in any material respect any of its assets.

                                    INSURANCE
                                    ---------

(82) The Company is and has at all material times been covered by valid insurances (subject to reasonable excesses) against all normal risks having regard to the type of business carried on and assets owned or used by it including adequate insurance for the full replacement or reinstatement value of such business and assets, against liability to third parties (including product liability) and against loss of profits for a period of not less than six months and full particulars of all insurances of the Company are disclosed in and copies of all policies of insurance of the Company are annexed to the Disclosure Letter.

(83) The policies of insurance to which the Company is a party are valid and enforceable and all premiums due have been paid and so far as the Vendor is aware there are no outstanding claims or circumstances likely to give rise to a claim thereunder and nothing has been done or omitted to be done which has made or could make any such policy void or voidable or whereby the renewal of any such policy might be affected or the premiums due in respect thereof are likely to be increased.

                        EMPLOYEES, CONSULTANTS AND AGENTS
                        ---------------------------------

(84) A list detailing the names, ages, length of service, remuneration and other benefits of all officers, employees consultants and agents of the Company and copies of all service contracts and contracts of services and full particulars of the terms of employment and engagement of all officers employees consultants and agents of the Company are annexed to or clearly and fully set out in the Disclosure Letter.


(85) No negotiations are in hand between the Company and any of its employees or their representatives in regard to any alteration in the terms of their employment or their rates of remuneration.

(86) No present officer employee consultant or agent of the Company has given or received notice terminating his employment or engagement or is entitled (without giving proper notice) to terminate his employment or engagement with the Company.

(87) All contracts of employment or engagement between the Company and its officers, employees consultants or agents are lawfully determinable by the Company without compensation (in the case of employees) by notice not exceeding the relevant statutory minimum period and (in any other case) by twelve weeks notice or less.

(88) The Company is not party to any agreement or arrangement or practice imposing a legal or moral obligation on it to increase the rates of remuneration of or to make any bonus or incentive payments or any benefits in kind or any payments under a profit sharing scheme to or on behalf of any of its former present or future officers employees consultants or agents, whether now or at any future date.

(89) There is not in existence any share incentive scheme share option scheme or profit sharing scheme for all or any of the Company's directors or officers or employees or consultants and no proposals for any such scheme or arrangement are under consideration by the Company.

(90) The Company is not party to any collective agreement or any other agreement or arrangement with any trade union or any other body representing employees of the Company.

(91) The Company has never been involved in any strike lock out, go-slow, work-to-rule or other form of industrial dispute and so far as the Vendor is aware there are no facts or circumstances which might lead to any such industrial dispute.

(92) The Company has complied in all material respects with all its statutory obligations relating to employees including (without limitation) its obligations under the Employment Rights Act 1996 Sex Discrimination Act 1975 Equal Pay Act 1970, the Race Relations Act 1976 and the Transfer of Undertakings (Protection of Employment) Regulations 1981.

                                    PENSIONS
                                    --------

(93) Save for the retirement and death benefit schemes known as the Data Supplies Limited Retirement and Death Benefits Plan, the Data Supplies Retirement Plan and the Data Supplies Death Benefits Scheme respectively ("THE PENSION SCHEMES"), there is no arrangement to which the Company contributes or may become liable to contribute under which benefits of any kind are payable to or in respect of any employee or director of the Company or any former employee or former director of the Company (or to any spouse or dependant of any of them) on retirement, on death or in the event of disability or sickness or in other similar circumstances (including permanent health insurance and medical insurance).

(94) The Company is not under any legal obligation or liability to provide or procure the provision of benefits of the nature of those referred to in paragraph (93) above in respect of any present or former employee or director of the Company (or to any spouse or dependant of any of them) save in accordance with the present provisions of the Pension Scheme and will not before Completion enter into any such obligation or agreement.

(95) The Company is neither making nor has regularly made nor will before Completion make any ex gratia payments to any present or former employee or director of the Company or to any spouse or dependant of any of them.

(96) No legal proceedings or complaints to the Pensions Ombudsman in connection with either Pension Scheme are pending, threatened or expected and so far as the Warrantors are aware there is no fact or circumstance likely to give rise to any such proceedings or complaints.

(97) Full and accurate details of each Pension Scheme have been disclosed in the Disclosure Letter including (without limitation) copies of the trust deeds and rules, booklets or announcements to members, details of the assets, the Company and employee contribution rates and current members of the Pension Scheme.

(98) No increase in the rate of any contribution to the Pension Schemes by the Company or any present or former employee or director of the Company is agreed or proposed or advised or envisaged.

(99) Each Pension Scheme is an exempt approved scheme within the meaning of Chapter 1 Part XIV of the Taxes Act and there is no reason why such approval may be withdrawn.

(100) None of the Pension Schemes are contracted-out within the meaning of the Pension Schemes Act 1993.

(101) The Company may upon not more than one month's notice (without the consent of any person or further payment) terminate any obligation it may have to contribute to the Pension Schemes without incurring any liability to any person under his contract of employment or under the terms of the Pension Scheme.

(102) All benefits (other than a refund of members' contributions with interest where appropriate) payable under either Pension Scheme on the death of a member whilst in an employment to which the Pension Scheme relates or during a period of sickness or disability of a member are fully insured under a policy effected with a first class reputable insurance company and each member has been covered thereunder at the normal rates and under the normal terms of such insurance company for persons in good health.

(103) The Company has duly complied with all its obligations under the Pension Schemes and has paid all amounts due to the trustees of the Pension Schemes which have fallen due to be paid by it prior to the date hereof and contributions are not paid in arrear. All contributions made by the Company to the Pension Schemes have been made at the rate or rates recommended by the actuaries or insurance company advising on the funding of the Pension Schemes and there are not and will not at Completion be any arrears of employer's or employees' contributions due from the Company to the trustees of the Pension Schemes.

(104) The Pension Schemes comply and have at all times complied with all applicable legislation relating to occupational pension schemes (including European Community law) and have been operated in accordance with the requirements of the Pension Schemes Office of the Inland Revenue..

(105) Save for the payment of employer contributions, the Company is not required to bear any fees, charges or expenses in relation to the Pension Schemes.

(106) No part-time employee has been excluded from membership of the Pension Schemes.

(107) All pension benefits payable on the death or retirement of a member of either Pension Scheme are related and dependent upon the investment of contributions made by and in respect of the employee concerned and are not guaranteed in relation to a proportion of remuneration.

                       ARRANGEMENTS WITH CONNECTED PERSONS
                       -----------------------------------

(108) None of the Vendor nor any director or shareholder of the Company nor any connected person or associate of any of them has any interest, direct or indirect, in any agreement or arrangement to which the Company is a party or in any business which has a close trading relationship with that of the Company or which is or is likely to become competitive with the business of the Company.

(109) Save for remuneration and expenses properly due to its directors in the ordinary course, there are no amounts owing by or to the Company to or by any of the Vendor or any shareholder or director of the Company or any connected person or associate of any of them respectively and the Company is not under any liability (contingent or otherwise) in respect of any guarantee suretyship indemnity or like obligation given by or binding on the Company in respect of any liabilities or obligations of any of the Vendor such shareholders directors or connected persons or associates.

                                   THE COMPANY
                                   -----------

(110) The Company is a private company limited by shares and the information set out in Schedules 2 and 3 is correct.

(111) The Shares and the issued shares in the Subsidiary have been issued in proper legal form and are fully paid or credited as fully paid and:-

      (a) Mr. Black is the absolute legal and beneficial owner of the Shares and has full power right and authority to sell and transfer all of the Shares hereunder to the Purchaser, free from all claims liens encumbrances and equities; and

      (b) the issued shares of the Subsidiary are all beneficially owned by the Company free from all claims liens encumbrances and equities.

(112) There is not now any debenture or loan capital or any agreement to create or issue any debenture or loan or share capital of the Company or any option to subscribe for or acquire or any agreement to put under option any debenture or loan or share capital of the Company and no person has the right (whether pursuant to conversion or otherwise) to call for the issue of any debenture or share or loan capital of the Company under any agreement or other arrangement presently in force.

(113) Save as disclosed in Schedule 3 the Company does not have and has never been or had any subsidiary and nor is it the legal or beneficial owner of any share or loan capital of any company.

(114) The register of members of the Company is correct and properly written up to date and there has been no notice of any proceedings to correct or rectify any such register.

(115) Neither the Company nor any class of its members has since the Accounting Date passed any Resolution.

(116) A copy of the Memorandum and Articles of Association of the Company is attached to the Disclosure Letter, is true and complete and has embodied therein or annexed thereto a copy of every such Resolution or Agreement as is referred to in Section 380(2) of the Companies Act.

(117) The Company has complied in all material respects with the provisions of the Companies Act and all returns particulars Resolutions and other documents required under any legislation to be delivered on behalf of the Company to the Registrar of Companies or to any other authority whatsoever have been properly made and delivered .

(118) No person is authorised to act as agent for the Company .

                                     GENERAL
                                     -------

(119) The Vendor has requisite powers to enter into and perform this Agreement and the obligations to be assumed or performed by him pursuant thereto and the execution and delivery and completion of this Agreement:-

      (a) does not and will not cause the Company or the Vendor or any of them to be in breach of any of the terms and provisions of any agreement or arrangement or order or injunction of any Court or competent tribunal;

      (b) does not and will not relieve any person of or entitle any person to terminate any contractual or other obligation to the Company; and

      (c) will not so far as the Warrantors are aware result in any customer or supplier of the Company ceasing to deal or substantially reducing the existing level of his dealings with the Company or terminate or result in the termination of any present or future benefit or privilege enjoyed by the Company.

(120) No person is entitled to receive from the Company any finders fee brokerage or commission in connection with the sale of Shares under this Agreement and no representation has been made to any of the Vendor or any other person in connection with this Agreement or the Disclosure Letter or otherwise for which the Company might be liable.

                               MANAGEMENT ACCOUNTS
                               -------------------

(121) The management accounts for the year ended 31 December 1996 (a copy of which is attached as document 2.2 of the Disclosure Bundle annexed to the Disclosure Letter) ("the Management Accounts") have been properly prepared on a consistent basis with the policies adopted in preparing the Accounts and give a fair view of the state of trading and profit of the Group as at the date to which they were prepared by reference to facts known or circumstances prevalent at the date of their preparation. The Management Accounts were prepared in good faith and the Vendor would not alter them in any material respect if they were prepared as at today's date.

EXECUTED and DELIVERED as a Deed )
by the said IAN ALASTAIR         )        /s/  Ian Black
SLOAN BLACK in the presence of:- )
         /s/  Simon Hewes
              Solicitor
              21 West Dean
              Salisbury


EXECUTED and DELIVERED as a Deed )
by or for the said DAVID WILSON  )        /s/  David Savage
SAVAGE In the presence of:-      )
         /s/  Simon Hewes


SIGNED by  Kevin Thackrah        )        /s/ Kevin Thackrah
           Philip Garner         )        /s/ Philip Garner
duly authorised for              )
ELCOM GROUP  LIMITED             )
in the presence of:-             )
         /s/  C.  Edeleanu
              22 Tudor Street
              London